Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

GGT DANIEL SC VENTURE, LLC

LIMITED LIABILITY

COMPANY AGREEMENT OF

GGT DANIEL SC VENTURE, LLC

A DELAWARE LIMITED LIABILITY COMPANY

(i)

6.7	Termination of Delegation of Authority to Daniel as Operating Member	23
6.8	Development	24
6.9	Management Agreement	24
6.10	Contracts with Affiliates	25
6.11	Indemnification of Managing Member and Operating Member	25
6.12	Leasing Guidelines	25

ARTICLE 7. BOOKS AND RECORDS, AUDITS, TAXES, ETC.		25
7.1	Books; Statements	25
7.2	Where Maintained	26
7.3	Audits	27
7.4	Objections to Statements	27
7.5	Tax Returns	27
7.6	Tax Matters Partner	27
7.7	Tax Policy	27
7.8	Section 754 Election	28
7.9	Capital Accounts	28

ARTICLE 8. ALLOCATIONS		28
8.1	Allocation of Net Income and Net Loss	28
8.2	Loss Limitation	28
8.3	Minimum Gain Chargebacks and Nonrecourse Deductions	29
8.4	Qualified Income Offset	29
8.5	Code Section 704(b) Allocations	30
8.6	Other Allocation Provisions	30
8.7	Distributions of Nonrecourse Liability Proceeds	30
8.8	Information as to Allocation of Debt	30
8.9	Taxable Year; Fiscal Year	30

ARTICLE 9. DISTRIBUTIONS AND ALLOCATIONS		31
9.1	Percentage Interests in Company	31
9.2	Certain Definitions	31
9.3	Operating Cash Flow Distributions	33
9.4	Extraordinary Cash Flow Distributions	33
9.5	Loss of Promoted Interest	34
9.6	Distributions Upon Liquidation	35

ARTICLE 10. ASSIGNMENT AND OFFER TO PURCHASE		35
10.1	Transfers	35
10.2	Permitted Transfers	35
10.3	Assumption by Assignee	36
10.4	Amendment of Certificate of Formation	36
10.5	Other Assignments Void.	36
10.6	[Intentionally Omitted]	37
10.7	Buy-Sell	37
10.8	Provisions Generally Applicable to Sales	38
10.9	Compliance with ERISA and State Statutes on Governmental Plans	40

(ii)

ARTICLE 11. DISSOLUTION OR BANKRUPTCY OF A MEMBER		42
11.1	Dissolution or Merger	42
11.2	Bankruptcy, etc.	42
11.3	Reconstitution	43

ARTICLE 12. CROSS-DEFAULT		43
ARTICLE 13. DISSOLUTION		43
13.1	Winding Up by Members	43
13.2	Winding Up by Liquidating Member	44
13.3	Offset for Damages	45
13.4	Distributions of Operating Cash Flow	45
13.5	Distributions of Proceeds of Liquidation	45
13.6	Orderly Liquidation	46
13.7	Financial Statements	46
13.8	Restoration of Deficit Capital Accounts	46

ARTICLE 14. MEMBERS		46
14.1	Liability	46

ARTICLE 15. NOTICES		46
15.1	In Writing; Address	46
15.2	Copies	47

ARTICLE 16. MISCELLANEOUS		47
16.1	Additional Documents and Acts	47
16.2	Interpretation	48
16.3	Entire Agreement	48
16.4	References to this Agreement	48
16.5	Headings	48
16.6	Binding Effect	48
16.7	Counterparts	48
16.8	Confidentiality	48
16.9	Amendments	49
16.10	Exhibits	49
16.11	Severability	49
16.12	Qualification in Other States	49
16.13	Forum	49
16.14	No Brokerage	49
16.15	Tax Compliance	49

(iii)

Exhibits

Exhibit A	Members’ Percentage Interests

Exhibit B	Description of Land

Exhibit C	Development Agreement

Exhibit D	[Intentionally Omitted]

Exhibit E	Insurance Certificate

Exhibit F	Members’ ERISA Certificates

Exhibit G	Project Budget

Exhibit H	Pre-Development Costs

(iv)

LIMITED LIABILITY COMPANY AGREEMENT

OF

GGT DANIEL SC VENTURE, LLC

This Limited Liability Company Agreement of GGT Daniel SC Venture, LLC (this “Agreement”) is entered into and shall be effective as of the 14th day of October, 2014, by and between Daniel Haywood, LLC, an Alabama limited liability company (“Daniel”), and GGT Daniel Holdings, LLC, a Delaware limited liability company (“CNL”), pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”). Daniel and CNL are sometimes referred to herein, collectively, as the Members and individually as a Member.

R E C I T A L S

WHEREAS, GGT Daniel SC Venture, LLC, a Delaware limited liability company (the “Company”), was formed on September 22, 2014, pursuant to the Delaware Limited Liability Company Act by filing a Certificate of Formation filed with the Secretary of State of the State of Delaware (the “Certificate of Formation”).

WHEREAS, reference is hereby made to that certain Purchase and Sale Agreement with an effective date of April 10, 2014, by and between Daniel Realty Company, LLC, an Alabama limited liability company, as purchaser (“Purchaser”), and Greenville Mixed-Use Partners, LLC, a limited liability company, as seller (“Property Seller”) (as the same may have been amended, modified or supplemented, the “Land Contract”), whereby Purchaser has agreed to purchase from Property Seller, and Property Seller has agreed to sell to Purchaser, inter alia, the real property located off of Old Airport Road in Greenville, Greenville County, South Carolina (together with all personal property, fixtures, rights and intangibles associated therewith, the “Property”), as more particularly described in Exhibit B hereto.

WHEREAS, the Members desire to form the Company for the purposes of acquiring the Property and constructing a Class A rental apartment community on the Property with 292 units, together with all amenities and related improvements (the “Project”), and leasing and managing the Project, but in any case the Property is intended to be held by the Company for investment and/or held for appreciation and subsequent sale.

WHEREAS, contemporaneously with the execution of this Agreement, Purchaser has assigned its interest under the Land Contract with regard to the acquisition of the Property under the Land Contract to the Company.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements and covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the Members hereby covenant and agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Definitions The following terms shall have the following meanings when used herein:

10.7 Offer. As defined in Section 10.8(a).

Acceptable Person. Any person who or which is not (i) a tax exempt organization as defined in Section 501(c) of the Code, (ii) a person whose direct or indirect participation in the Company would result in a Plan Violation or (iii) in default or in breach, beyond any applicable grace period, of its obligations under any material written agreement with CNL or any of its Affiliates.

Act. The Delaware Limited Liability Company Act, 6 Delaware Code, Section 18-101 et. seq. (or any corresponding provisions of succeeding law), as in effect at the time of the initial filing of the Certificate, and as thereafter amended from time to time.

Additional Capital. For a Member, except as otherwise provided in this Agreement, the sum of all capital contributions made by such Member under this Agreement other than Daniel’s Initial Capital, CNL’s Initial Capital and Additional Initial Capital. “Additional Capital” shall not include any Member Loan.

Additional Capital Request Date. As described in Section 4.5(b).

Additional Funding Notice. As defined in Section 4.5(b).

Additional Initial Capital. As described in Section 4.5(a).

Additional Initial Capital Funding Notice. As described in Section 4.5(a).

Additional Initial Capital Request Date. As described in Section 4.5(a).

Adjusted Capital Account. As defined in Section 8.2.

Affiliate. An “Affiliate” of a person is (a) any officer, director, general partner, shareholder, member, manager or trustee of such person, (b) any person directly or indirectly controlling, controlled by, or under common control with such person, and (c) any officer, director, general partner, shareholder, member, manager, trustee or holder of fifty percent (50%) or more of the voting interest of any person described in clause (a) or (b) of this sentence. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means any of the following: (i) having, directly or indirectly, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; (ii) holding fifty percent (50%) or more of the outstanding voting securities of such person, (iii) having the right to receive fifty percent (50%) or more of the profits of such person; (iv) having the right to receive fifty percent (50%) or more of the assets of such person upon dissolution; or (v) having the contractual power to designate fifty percent (50%) or more of the directors of such person or individuals exercising similar functions.

Agreement. This Limited Liability Company Agreement, including all Exhibits and Schedules attached hereto, as it may be amended from time to time.

Appraisal Notice. As described in Section 13.2(b)(i).

Business Day. Any weekday that is not an official holiday in the State of South Carolina.

Capital Account. As described in Section 7.9.

Capital Budget. As described in Section 6.4.

Capital Contribution. For each Member, the aggregate of sums contributed to the Company by such Member pursuant to Article IV hereof.

Cash Flow. As described in Section 9.2(h).

Cause. As defined in Section 6.7.

Certificate of Formation. As described in the Recitals above.

CFG. As defined in Section 10.1.

CNL. As described in the first paragraph above.

CNL Consent. The written consent of CNL.

CNL Decision. As defined in Section 6.2(b).

CNL Entities. As defined in Section 2.8(b).

CNL Maximum Initial Capital. As defined in Section 4.1.

CNL Property Manager. CNL Global Growth Sub-Managers, LLC, a Florida limited liability company.

CNL’s Initial Capital. As described in Section 4.1.

Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

Company. As defined in the Recitals above.

Company Financing. Financing that is provided to the Company.

Company Minimum Gain. As described in Section 8.3(a).

Completion. As defined in the Development Agreement.

Construction Contract. As defined in the Development Agreement.

Construction Cost Overrun Return. As described in Section 9.2(g).

Construction Loan. As defined in the Development Agreement.

Construction Management Fee. As described in Section 6.8.

Control or Controlling. Including the terms “controlled by” and “under common control with”, means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

Daniel. As described in the first paragraph above.

Daniel Key Employees. Scott Pulliam and Pat Henry.

Daniel Maximum Initial Capital. As defined in Section 4.1.

Daniel Principal. T. Charles Tickle or any trust or entity Controlled by T. Charles Tickle.

Daniel’s Initial Capital. As described in Section 4.1.

Developer. [Daniel Realty Company, LLC, an Alabama limited liability company], acting in such capacity pursuant to Section 6.8.

Development Agreement. That certain Development Agreement dated of even date herewith by and between the Company and Developer providing for the development of the Project on the Property, a copy of which is attached hereto as Exhibit C and incorporated herein by reference.

Development Fee. The total development fee payable to the Developer as set forth in the Development Agreement.

Economic Capital Account. With respect to any Member, such Member’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Member is deemed obligated to restore under Treasury Regulations Section 1.704-2.

Effective Date. The date this Agreement shall be signed by all the Members.

Electing Member. As described in Section 13.2(b)(i).

Entire Interest. Means, for each Member, such Member’s entire equity interest in the Company (which shall include any and all interests in the Company held by persons that acquired their interests from such Member) and all unpaid Member Loans made by such Member.

ERISA. The Employee Income Security Act of 1974, as amended.

Extraordinary Cash Flow. As described in Section 9.2(b).

Failing Member. As described in Section 4.5(d).

Failing Member Loan. As described in Section 4.5(d).

Fair Market Value. As described in Section 13.2(b)(ii).

GAAP. United States generally accepted accounting principles applied on a consistent basis.

Governmental Plan. As defined in Section 3(32) of ERISA.

Initial Capital Contributions. As defined in Section 4.1.

Initial Percentage Interest. As described in Section 9.1.

IRR. With respect to all Capital Contributions of a Member, the internal rate of return or discount factor that, when applied to a cash flow stream consisting of all distributions by the Company to such Member, makes the present value of such distributions equal the present value (determined using the same discount factor) of all Capital Contributions of such Member to the Company. The IRR shall be determined taking into account the exact dates any applicable Capital Contributions are made to the Company by the Member and the exact dates any applicable distributions are made by the Company to such Member. The IRR to a Member shall be computed using the XIRR function in Microsoft Excel or a functional equivalent using actual dates of cash flows and based on annual compounding.

Land Contract. As defined in the Recitals above.

Leasing Guidelines. The leasing guidelines for the Project as approved (and amended) by the Members in accordance with Section 6.12.

LIBOR. The average rate (rounded upward to the nearest 1/16th) at which deposits in U.S. dollars of comparable amounts and for a period of one month are offered in the London Interbank Market at approximately 11:00 am (London time) on the day that the capital contribution or loan is made, as reasonably determined by Member Consent, or if London Interbank Market is no longer published, LIBOR shall be a rate as published in a publication of national circulation approved by Member Consent.

Liquidating Member. The Member in sole charge of winding up the Company and having the powers described in Section 13.2.

List. As described in Section 13.2(b)(ii).

Loan Closing. The closing of the Construction Loan.

Major Capital Event. One or more of the following: (i) sale of all or any part of, or any interest in, Company property (including the Project and the Property), exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) placement and funding of any indebtedness of the Company secured by some or all of its assets with respect to borrowed money, excluding short term borrowing in the ordinary course of business; (iii) condemnation of all or any material part of, or any interest in, the Property through the exercise of the power of eminent domain; or (iv) any unrestored material loss of Company property or any part thereof or interest therein by casualty, failure of title or otherwise.

Major Decision. As defined in Section 6.2(a).

Management Agreement. As set forth in Section 6.9.

Managing Member. CNL.

Member Consent. The written consent of each of CNL and Daniel.

Member Loan. Any loan made by any Member or any Affiliate of a Member to the Company pursuant to Article V.

Member Nonrecourse Debt. As described in Section 8.3(c).

Member Nonrecourse Debt Minimum Gain. As described in Section 8.3(c).

Members. The parties to this Agreement, any Person to whom the parties to this Agreement may convey an interest in the Company pursuant to Article 10, and any Person subsequently admitted to the Company as a substitute or additional Member in accordance with the terms of this Agreement, and “Member” means any of the Members. The initial Members are CNL and Daniel.

Membership Interest. The entire ownership interest of a Member in the Company, including the Member’s Capital Account, interest in profits and losses, the right to receive distributions from the Company and the rights, if any, to participate in the management of the Company or consent to any actions by the Company as set forth in this Agreement.

Non-Failing Member. As described in Section 4.5(d).

Nonrecourse Deductions. As described in Section 8.3(b)

Notice Date. As described in Section 10.8(b).

Notice of Intention. As described in Section 4.5(d).

Offering Party. As defined in Section 10.8(a)

Operating Budget. As described in Section 6.4.

Operating Cash Flow. As described in Section 9.2(a).

Operating Member. Daniel, subject to CNL’s right to terminate Daniel’s authority as Operating Member in accordance with Section 6.7.

Operating Return. As described in Section 9.2(d).

Operating Shortfall. For any given period after Completion of the Project, if the operating expenses of the Company in the normal course of business of the Company (including debt service under any Company Financing) exceed or are expected to exceed the gross receipts of the Company plus cash reserves for such period, and the Company therefore is expected to suffer, or has suffered, a cash flow deficit.

Opportunity. As defined in Section 2.8(b).

Out-of-Pocket Costs. Any costs or expenses incurred by the Managing Member, Operating Member or other Member or their Affiliates acting within the scope of their respective authority under this Agreement (including travel costs and FedEx/mail charges), provided that such costs or expenses are necessary or beneficial for the Company’s business as described in Section 2.3.

Percentage Interest. As described in Section 9.1.

Permitted Leases. Leases of apartment units within the Project entered into pursuant to the approved Leasing Guidelines in the ordinary course of operations as an apartment community.

Person. The term “person” includes individuals, partnerships, limited liability companies, corporations, trusts, and other associations.

Plan Violation. A transaction, condition or event that would constitute a nonexempt prohibited transaction under ERISA.

Plans and Specifications. Plans and specifications for the Project prepared by the Developer and approved by Member Consent, as such may be amended from time to time as permitted herein.

Pre-Development Costs. Those certain costs and expenses incurred by Daniel or Developer for the benefit of the Company and included in the Project Budget, which initial Pre-Development Costs are set forth in Exhibit H and which shall be reimbursed to Daniel or Developer, as applicable, in accordance with Section 4.1.

Project. As described in the third paragraph of the Recitals.

Project Budget. The budget approved by Member Consent for the acquisition, construction, development, marketing and financing of the Project, as such may be amended from time to time as permitted herein. The initial Project Budget is attached hereto as Exhibit G.

Property. As described in the second paragraph of the Recitals.

Property Closing. The closing of the Company’s acquisition of the Property pursuant to the Land Contract.

Property Manager. Daniel Realty Services, LLC, or, another property manager or managers selected by Member Consent under Section 6.2 to enter into a property management agreement with the Company to manage the Property following Completion, and any successor thereto.

Proposer. As described in Section 10.7(a).

REIT. A real estate investment trust as defined pursuant to Sections 856 through 860 of the Code and the Treasury Regulations promulgated thereunder.

Reply Price. As described in Section 10.8(a).

Requirements. All state, federal and local laws, ordinances, rules, regulations, codes, requirements of governmental authorities, permits, licenses, approvals, the terms of all restrictions, easements and other arrangements of record affecting all or any portion of the Property, and all contractual obligations of Developer and the Company (including obligations related to the Construction Loan and any other third-party financing).

Responding Member. As described in Section 10.7(a).

Responding Member’s Buy-Sell Deposit. As described in Section 10.7(b)(ii).

Sale Proposal. As defined in Section 10.7(a).

Target Balance. With respect to any Member as of the close of any period for which allocations are made under Article 8, the amount such Member would receive (or be required to contribute) in a hypothetical liquidation of the Company as of the close of such period, assuming for purposes of such hypothetical liquidation: (i) a sale of all of the assets of the Company at prices equal to their then book values (as maintained by the Company for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)); and (ii) the distribution of the net proceeds computed under clause (i) above to the Members pursuant to Section 9.4 (after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of nonrecourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities and without application of Section 9.6 hereof).

Tax Matters Partner. As described in Section 7.6.

Treasury Regulations. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Unreturned Additional Capital. As described in Section 9.2(d).

Unreturned Initial Capital. As described in Section 9.2(f).

Unreturned Operating Return. As described in Section 9.2(e).

Value. As described in Section 10.8(a)(i).

The definitions in this Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “,without limitation,”.

1.2 Other Defined Terms. Capitalized terms not defined in Section 1.1 shall have the meanings set forth in the other sections of this Agreement.

1.3 Exhibits. The exhibits to this Agreement are incorporated herein by reference as if fully set forth herein.

ARTICLE 2. THE COMPANY

2.1 Organization. The Members shall operate the Company pursuant to the provisions of the Act. The terms and provisions hereof will be construed and interpreted in accordance with the Act.

2.2 Name of Company. The name of the Company will be “GGT Daniel SC Venture, LLC”, and the Company’s business will be conducted under the name “Residences at Haywood”. The Managing Member may change the name of the Company or the name under which the Company’s business is conducted at any time, provided that Daniel shall have the right to approve the use of any name that includes the word “Daniel” or any variation thereof.

2.3 Purpose of Company. The purpose of the Company is to directly or indirectly carry on the business of acquiring, owning, developing, operating, managing, improving, repairing, renting, mortgaging, refinancing, selling, conveying and otherwise dealing with the Property and all activities reasonably related thereto. In furtherance of such purpose, the Company shall have all such powers as may be exercised by a limited liability company under the laws of the State of Delaware. Except as permitted by this Section 2.3, the Company shall not engage in any other business. The Company is authorized to take any legal measures which will assist it in accomplishing its purpose or benefit the Company.

2.4 Principal and Registered Office. The principal office of the Company shall be 450 South Orange Avenue, Orlando, Florida 32801 or such other place as the Managing Member may from time to time determine. Notification of any change in the Company’s principal place of business or principal office shall be given to the other Members. The Company may change its principal office and or may maintain additional offices and places of business in other locations selected by the Managing Member and, to the extent required by law and/or deemed necessary or desirable by the Managing Member, the Company shall qualify as a foreign limited liability company in any other jurisdiction in which it conducts business. The name and address of the registered agent of the Company for service of process in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Company’s registered agent and the Company’s registered and principal offices may be changed by the Managing Member in compliance with the relevant requirements of the Act.

2.5 Further Assurances. The parties hereto will execute whatever certificates and documents, and will file, record and publish such certificates and documents, which are required to operate a limited liability company under the Act. The parties hereto will also execute and file, record and publish, as required, such certificates and documents as they, upon advice of counsel, may deem necessary or appropriate to comply with other applicable laws governing the operation of a limited liability company.

2.6 Expenses of Formation and Syndication. The expenses incurred by each Member in connection with its consideration of an investment in the Company and its acquisition of a membership interest in the Company, including the fees of any attorney, financial advisor or other consultant, shall be paid and/or reimbursed by the Company as set forth in the Project Budget and approved by Member Consent.

2.7 No Individual Authority. Except as otherwise expressly provided in this Agreement, no Member, acting alone, shall have any authority to act for, undertake or assume any obligations or responsibility on behalf of any other Member or the Company.

2.8 Business Opportunities.

(a) Subject to the provisions of, and except as set forth in, subsection (b) of this Section 2.8, nothing contained in this Agreement shall be construed so as to prohibit any Member or any firm or corporation controlled by or controlling such Member or any other Affiliate of a Member from owning, operating, or investing in any real estate or real estate development not owned or operated by the Company, wherever located. Each Member agrees that any other Member, any Affiliate or any director, officer, employee, partner or other person or entity related to either thereof may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, whether or not such activities are in direct competition with the company, and neither the Company nor the Members shall have any rights by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom. To the fullest extent permitted by applicable law, the Members hereby waive any obligation or duty which might otherwise be imposed or implied under any so-called “business opportunity doctrine” or similar theory.

(b) Daniel covenants and agrees that for so long as it is a Member, in the event it proposes to undertake any additional apartment development opportunities within a one (1) mile radius of the Project (each an “Opportunity”) other than developments existing as of the Effective Date, CNL and Affiliates of CNL Financial Group, LLC (collectively, “CNL Entities”) shall have the right of first refusal to participate in any such Opportunity. Daniel shall provide CNL with not less than fifteen (15) Business Days prior written notice of any such Opportunity and if the CNL Entities decline or fail to respond to such Opportunity within fifteen (15) Business Days after written notice thereof or if the CNL Entities and Daniel fail to come to agreement as to the terms of such participation within thirty (30) Business Days after such Opportunity is offered to CNL, utilizing such forms of limited liability company agreement and development agreement as previously agreed upon by and between Daniel and CNL, but not including the economic terms thereof, then Daniel shall not be required to continue to offer any CNL Entity the right to participate to any extent in such Opportunity.

2.9 Neither Responsible for Other’s Commitments. Neither the Members nor the Company shall be responsible or liable for any indebtedness or obligation of a particular Member incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, debts or obligations incurred pursuant to the terms of this Agreement, and each Member indemnifies and agrees to hold the other Member and the Company harmless from such personal obligations and debts, except as aforesaid.

2.10 Affiliates. Any and all activities to be performed by CNL hereunder may be performed by officers or employees of one or more Affiliates of CNL, provided that all actions taken by such persons on behalf of CNL in connection with this Agreement shall be binding upon CNL. Any and all activities to be performed by Daniel hereunder may be performed by officers or employees of one or more Affiliates of Daniel, provided that all actions taken by such persons on behalf of Daniel in connection with this Agreement shall be binding upon Daniel.

2.11 Operations in Accordance With the Act: Ownership. Except as expressly set forth in this Agreement to the contrary, the rights and obligations of the Members and the administration, operation and termination of the Company shall be governed by the Act, as it may be amended. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as a company, and no Member, individually, shall have any ownership interest in such property.

ARTICLE 3. TERM

3.1 Term. Unless extended by Member Consent, the term of the Company shall continue until the first to occur of the following:

(a) December 31, 2064;

(b) The sale or other disposition of all or substantially all of the Property, other than to a nominee or trustee of the Company for financial or other business purposes;

(c) Dissolution of the Company pursuant to the express provisions of Section 4.5(d)(iii) or Articles 10, 11 or 13; or

(d) The occurrence of any event or circumstance that would cause the entry of a decree of judicial dissolution of the Company under the Act unless, following a Member Consent to cure such events, the events giving rise to such judicial dissolution are cured within the time, if any, set for such cure, and the Company is reinstated under the Act.

ARTICLE 4. CAPITAL CONTRIBUTIONS OF THE MEMBERS

4.1 Capital Contributions of the Members. Upon or following the execution of this Agreement, CNL and Daniel shall contribute their pro rata shares (based upon their respective Percentage Interests) of all amounts payable by the Company at the Property Closing and the

Loan Closing, including amounts necessary to reimburse Daniel or Developer for its Pre-Development Costs. Such initial capital contribution by CNL shall constitute a portion of “CNL’s Initial Capital”. Such initial capital contribution by Daniel shall constitute a portion of “Daniel’s Initial Capital”. Daniel’s Initial Capital and CNL’s Initial Capital shall collectively be called the “Initial Capital Contributions”. Such contributions are reflected on Exhibit A attached hereto and shall be updated from time to time to reflect modifications to the Initial Capital Contributions and any additional capital contributions, including contributions of Additional Initial Capital as required pursuant to Section 4.5(a). The amount of cash and the fair market value, as agreed to by Member Consent, of other property contributed by a Member shall be credited to such Member’s Capital Account. In no event shall the aggregate amount of CNL’s Initial Capital exceed $9,641,043.00 without the express written approval of CNL (the “CNL Maximum Initial Capital”), and in no event shall Daniel’s Initial Capital exceed $1,071,227.00 without the express written approval of Daniel (the “Daniel Maximum Initial Capital”). Any Construction Cost Overruns (as defined in the Development Agreement) funded by Developer shall not be treated as a contribution by Developer or Daniel to the Company or in any manner construed so as to increase Daniel’s Capital Account or Daniel’s Initial Capital under this Agreement, shall not be treated as Additional Capital under this Agreement, shall not be treated as a Member Loan by Daniel to the Company, and shall not entitle Daniel to any interest or refund of any amounts so advanced or to any other rights or remedies against the Company or any Member, except that the Daniel in its capacity as Developer may be entitled to a return of a portion of such Construction Cost Overruns funded by Daniel pursuant to the provisions of Section 9.4(e).

4.2 No Other Contributions. Except as expressly required by this Article 4, neither Member shall have any obligation to make any capital contribution to the Company or to advance any funds thereto.

4.3 No Interest Payable. No Member shall receive any interest on any of its Capital Contributions except for such Member’s Operating Return. The Operating Return shall not be deemed interest.

4.4 No Withdrawals. No Capital Contribution shall be withdrawn except as hereinafter expressly stipulated.

4.5 Additional Capital Contributions.

(a) When the Operating Member determines in its good faith business judgment that capital is needed by the Company to pay for (A) costs provided in the Project Budget that have not been previously paid by the Members and that are not being paid for out of Company Financing or (B) costs of development or construction of the Project in excess of the Project Budget which costs have been approved by Member Consent (collectively, the “Additional Initial Capital”), then the Operating Member shall cause notice to be delivered to the Members setting forth the purposes and amounts of such Additional Initial Capital. Each such notice delivered to the Members shall constitute an “Additional Initial Capital Funding Notice” pursuant to this Section 4.5(a). All amounts funded by Daniel pursuant to this Section 4.5(a) shall constitute a portion of Daniel’s Initial Capital. All amounts funded by CNL pursuant to this Section 4.5(a) shall constitute a portion of CNL’s Initial Capital. Within ten

(10) Business Days following the date of delivery of an Additional Initial Capital Funding Notice (in each case, the “Additional Initial Capital Request Date”), CNL and Daniel shall contribute to the Company, in proportion to their Percentage Interests, as Additional Initial Capital, the amount so required, up to the CNL Maximum Initial Capital Contribution, in the case of CNL, and up to the Daniel Maximum Initial Capital Contribution, in the case of Daniel.

(b) If the Operating Member determines in its good faith business judgment that additional funds (other than amounts required to be funded under Section 4.5(a) above) are needed by the Company to fund any Operating Shortfall or to reimburse the Members or their Affiliates for Out-of-Pocket Costs incurred on behalf of the Company (other than Out-of-Pocket Costs related to or arising out of the development and construction of the Project to the extent Daniel is responsible for such Out-of-Pocket Costs under the Development Agreement), then Operating Member shall cause notice to be delivered to the Members setting forth the purposes and amounts of such additional funds. Each such notice delivered to the Members shall constitute an “Additional Funding Notice”. All amounts funded by CNL pursuant to this Section 4.5(b) shall constitute a portion of CNL’s Additional Capital, and all amounts funded by Daniel pursuant to this Section 4.5(b) shall constitute a portion of Daniel’s Additional Capital. Within ten (10) Business Days following the date of delivery of an Additional Funding Notice (in each case, the “Additional Capital Request Date”), CNL and Daniel shall contribute to the Company, in proportion to their respective Percentage Interests, as Additional Capital, the amount so required.

(c) Any and all funds contributed by the Members pursuant to this Section 4.5 shall be credited to their Capital Accounts in the Company and shall constitute Additional Capital (in the case of contribution of Additional Capital) or Additional Initial Capital (in the case of contribution of Additional Initial Capital), as the case may be, for all purposes of this Agreement.

(d) If a Member (the “Failing Member”) fails to contribute an amount equal to the entire amount required to be contributed by it pursuant to Section 4.5(a) or 4.5(b) within the applicable period after the Additional Initial Capital Request Date or the Additional Capital Request Date, as applicable, and if any other Member (the “Non-Failing Member”) makes its required contribution within such applicable time period pursuant to Section 4.5(a) or 4.5(b) and so notifies any Failing Member (the “Notice of Intention”), and such Failing Member fails to fully remedy its failure to contribute such required capital within ten (10) days after the giving of such Notice of Intention, then one or more of the following may occur, at the option and election of the Non-Failing Member, which election shall be specified prospectively in the Notice of Intention: (i) the Non-Failing Member may require the Company to repay immediately to the Non-Failing Member the Capital Contribution(s), if any, it made pursuant to Section 4.5(a) or 4.5(b); (ii) the Non-Failing Member may, but need not, make an additional Capital Contribution to the Company not in excess of the amount such Failing Member failed to contribute pursuant to Section 4.5(a) or 4.5(b), in which case (y) the balance of the Non-Failing Member’s Capital Account shall be increased by $1.15 for each $1.00 not funded by such Failing Member in accordance with the terms of this Section 4.5 in response to the applicable Additional Capital Funding Notice or Additional Initial Capital Funding Notice (which adjustment shall be treated as Additional Capital contributed by such Non-Failing Member), as applicable and (z) each of such Failing Member’s distribution percentages pursuant to Sections

9.4(c), 9.4(g) and 9.4(h) shall be reduced by one percent (1%) for every $20,000 of Additional Capital or Additional Initial Capital such Failing Member failed to contribute to the Company pursuant to this Section 4.5 and in turn, each of the Non-Failing Member’s Percentage Interest and the Non-Failing Member’s distribution percentages under Sections 9.4(c), 9.4(g) and 9.4(h), respectively, shall be increased by the equivalent percentage, and any such adjustments to the Members’ Capital Account balances to give effect to the foregoing shall be treated as liquidated damages for tax purposes; (iii) the Non-Failing Member may cause the Company to be dissolved, in which case such Non-Failing Member will be the Liquidating Member and will have the right to cause the Property and other Company assets to be sold or otherwise liquidated in accordance with Section 13.2; or (iv) the Non-Failing Member may elect to loan to such Failing Member (“Failing Member Loan”), which Failing Member Loan shall be disbursed to the Company and treated as an additional Capital Contribution to the Company made by such Failing Member, an amount equal to the amount such Failing Member failed to contribute pursuant to Section 4.5(a) or 4.5(b), which Failing Member Loan made by the Non-Failing Member to the Failing Member shall bear interest at an annual rate (compounded annually) of one thousand basis points (1,000 bps) above one month LIBOR from the date of the advance until such Failing Member Loan is paid to the Non-Failing Member in full. Payments with respect to such Failing Member Loan shall be made to the Non-Failing Member out of distributions that would otherwise have been payable to such Failing Member under this Agreement until fully repaid (which payments will be applied first to accrued interest on the outstanding principal balance and then to the outstanding principal balance of such Failing Member Loan). Any such Failing Member Loan shall be nonrecourse to such Failing Member, secured by such Failing Member’s entire interest in the Company, and shall be satisfied only out of distributions as provided above in this Section 4.5(d). Such Failing Member Loan may be prepayable at any time or from time to time and, if not sooner paid in full, shall mature upon the earlier of (A) the liquidation of the Company and (B) the fifth anniversary thereof. Each Non-Failing Member shall have the right, but not the obligation, to make a portion of any additional Capital Contribution (as contemplated by Section 4.5(d)(ii)) or Failing Member Loan (as contemplated by Section 4.5(d)(iv)) in an amount proportionate to its respective Percentage Interest.

ARTICLE 5. MEMBER LOANS

5.1 Member Loans. No Member shall be obligated to lend any money to the Company. If the Operating Member determines that it is necessary or appropriate for the Company to borrow money from any of the Members, then the Operating Member shall cause notice (a “Loan Request Notice”) to be sent to each of the Members, setting forth the amount proposed to be borrowed from the Members and the purpose of the proposed Member Loan. Each of the Members shall have the right, but not the obligation, to lend to the Company the amount to be borrowed as set forth in such Loan Request Notice, multiplied by its respective Percentage Interest, which shall be exercisable by notice given to the Company and the other Members within 45 days of receipt of the Loan Request Notice from the Operating Member or by such earlier date as shall have been determined to be appropriate by the Operating Member, as set forth in the Loan Request Notice. If any of the Members does not lend the full amount set forth for it in the Loan Request Notice, the other Members shall have the option to lend the balance. If any Member(s) shall lend any money to the Company, such Member Loan shall not constitute a Capital Contribution by such Member(s) or entitle it to any increase in its share of the distributions of the Company. Each Member Loan shall be an obligation of the Company, provided that no Member shall be personally obligated to repay the Member Loan and the Member Loan shall be payable or collectible only out of the assets of the Company. All such Member Loans shall be on commercially reasonable terms as determined by Member Consent and shall bear interest at a rate of 2% per annum above the prime rate (or the average thereof if published as a range) (in each case as published from time to time in The Wall Street Journal (or if The Wall Street Journal is no longer published, the prime rate as published in a publication of national circulation selected by Member Consent)), compounded annually, adjusted as of the date of each prime rate change published, but in no event shall the rate of interest exceed the highest rate permitted by law for the obligor which, if exceeded, could subject the lending Member to penalties or forfeiture of all or any part of the interest or principal associated with such Member Loan.

5.2 Payment of Member Loans. Member Loans shall be repaid in accordance with the terms as agreed to by Member Consent.

ARTICLE 6. MANAGEMENT OF THE COMPANY

6.1 Management.

(a) The day-to-day ordinary and customary business and affairs of the Company shall be managed by Managing Member in its capacity as manager of the Company, subject to and in accordance with the terms hereof. The Members hereby appoint CNL as the initial Managing Member of the Company.

(b) Subject to approval by Member Consent of Major Decisions under Section 6.2(a) and other matters requiring Member Consent hereunder, approval by CNL Consent of CNL Decisions under Section 6.2(b), and the other restrictions on authority and express approval rights of CNL otherwise provided in this Agreement, the Managing Member shall have full and complete authority, power and discretion to manage and control the day-to-day affairs and business of the Company and shall have such power as is necessary, convenient or appropriate to carry out the purposes of the Company and to conduct the day-to-day business of the Company consistent with the terms of this Agreement. Except as otherwise expressly provided in this Agreement, the Members (other than Managing Member acting in its capacity as manager of the Company in accordance with and subject to the terms of this Agreement or Operating Member acting in accordance with the authority delegated by Managing Member to Operating Member subject to the terms of this Agreement) shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Managing Member agrees to devote to the Company’s business such time as reasonably shall be necessary in connection with its duties and responsibilities hereunder. Managing Member shall at all times conduct the business and affairs of the Company (i) in accordance with the then effective Project Budget or Operating Budget and Capital Budget, as the case may be, (ii) following Completion, in a first-class and prudent manner, and (iii) in compliance in all material respects with all Company Financing, all material agreements affecting the Property or the Company, all applicable Requirements and any court orders. Subject to Section 6.2 and other provisions of this Agreement requiring Member Consent or CNL Consent, as applicable, the Managing Member shall have the rights and authority to act on behalf of the Company with respect to:

(i) managing the Company’s operations so as to preserve the REIT status of the CNL owner and/or prevent the imposition of a prohibited transaction tax;

(ii) the continuation of the Company’s valid existence as a limited liability company under the laws of State of Delaware;

(iii) the acquisition, development, maintenance, preservation and operation of the Project in accordance with the provisions of the approved Plans and Specifications, this Agreement and applicable Requirements;

(iv) procurement of such insurance as may be appropriate or necessary for the prudent development and operation and management of the Property as set forth in this Agreement;

(v) formation of subsidiaries as may be necessary for the prudent development of the Project and the operation and management of the Company’s business and affairs;

(vi) collection of revenues generated by the Company and payment of all expenses of the Company;

(vii) establishment, maintenance and drawing upon checking, savings and other accounts in the name of the Company;

(viii) oversight and management of litigation filed on behalf of or against the Company as set forth in this Agreement; including providing to the other Members any notices received by the Managing Member or its Affiliates regarding any violations of Requirements and any notices received with respect to the Construction Loan or any other third party loan;

(ix) maintenance of all accounting and tax records for the Company as set forth in this Agreement, including maintaining all tax books, tax records and all other financial statements and records in accordance with GAAP and as may be required for REIT purposes;

(x) preparation or oversight of the Company’s independent accountants in the preparation of all federal, state and local tax returns of the Company;

(xi) the delivery of the Company financial statements as set forth in this Agreement, prepared in accordance with GAAP and performance or causing performance of the Company’s financial reporting requirements as set forth in this Agreement;

(xii) delivery of, or causing delivery of, to the Company and the members of the Company of all documentation and calculations necessary for the Company’s independent accountants to prepare the Company’s federal tax return and K-1’s;

(xiii) monitoring of compliance with all loan and lender requirements and performing loan covenant testing and loan compliance reporting with respect to the Construction Loan and other loans made to the Company;

(xiv) monitoring and oversight of the Property Manager, and delivery to the Members such reports and information as are required of the Property Manager pursuant to the Management Agreement;

(xv) monitoring and management of Company’s debt compliance, cash management functions and annual independent audit, including maintenance of a system of cash management to comply with lender cash management requirements (this obligation shall include payment of vendors, maintenance of bank accounts, performance of bank reconciliations, the making of intercompany rents payments and the making of debt service payments);

(xvi) maintenance of Capital Accounts for the Members of the Company in accordance with the terms of this Agreement;

(xvii) implementation of Major Decisions and CNL Decisions as approved and on the terms set forth by Member Consent or CNL Consent, as applicable;

(xviii) making all distributions of Operating Cash Flow and Extraordinary Cash Flow in accordance with the terms of this Agreement;

(xix) maintaining a system of internal controls necessary for CNL Sarbanes-Oxley certifications, including delivering or causing to be delivered a SAS 70 Type II report for the Property as requested by CNL, or such other documentation and testing of internal controls as is deemed necessary by CNL; and

(xx) any other action that the Managing Member or the Operating Member is expressly authorized to perform under the other provisions of this Agreement.

(c) The Managing Member shall have the right to delegate any of the above responsibilities and authority to any other Member of the Company as the Operating Member, subject to the acceptance by such Member of such delegation. The Managing Member hereby designates Daniel as Operating Member and delegates to Daniel, subject to the right of the Managing Member to terminate such delegation in accordance with Section 6.7, the foregoing responsibilities, duties and authority of the Managing Member described in subparagraphs (ii) through (xx) of Section 6.1(b). Daniel hereby accepts such delegation by CNL as Managing Member and agrees that it shall perform as Operating Member the responsibilities and obligations delegated as part of such delegation in accordance with the standard of care required under Section 6.1(b) of this Agreement as if it was the Managing Member of the Company and had all duties, responsibilities, authority and rights related to the Company and its Members associated with such office of Managing Member. CNL acknowledges that Daniel shall have no responsibilities or obligations to perform the duties of Managing Member of the Company except to the extent set forth herein. The Operating Member shall have full and exclusive authority, discretion and responsibility to operate the Company in accordance with such delegated responsibilities, duties and authority until termination of such delegation pursuant to Section 6.7 below.

6.2 Major Decisions.

(a) Notwithstanding anything to the contrary, without prior written Member Consent in each instance (each, a “Major Decision”), the Company and Managing Member shall not, and the Managing Member shall not authorize the Operating Member to:

(i) Adopt, modify or supplement the Plans and Specifications, except as permitted under the Development Agreement;

(ii) Enter into any contract or transaction with, or pay any amount to, a Member or any Affiliate of a Member, except for Out-of-Pocket Costs incurred on behalf of the Company or as expressly provided in this Agreement, the Project Budget, an Operating Budget or a Capital Budget;

(iii) Authorize or enter into any agreement, transaction or action on behalf of the Company that is unrelated to its purpose set forth in Section 2.3, including acquiring any additional real property;

(iv) Subject to the terms of Article 10, sell, lease, encumber, assign, convey, exchange or otherwise dispose of, in each case directly or indirectly, any interest in any asset of the Company, except in the case of (i) the sale of personal property which is not necessary for the operation of the Property (or if necessary, which is replaced by sufficient substitute property) for a sales price of not more than $25,000, or (ii) Permitted Leases;

(v) Modify the Project Budget, other than to reallocate demonstrated line item savings to demonstrated line item overruns, so long as each Member shall be given notice thereof promptly following reallocation of amounts from the contingency line item. Notwithstanding the foregoing, it shall be a Major Decision to reallocate any savings in the Project Budget line item for Daniel’s legal and third party costs and expenses, for marketing and initial leasing expenses or for loan interest;

(vi) Voluntarily dissolve or liquidate the Company;

(vii) Authorize or effect a merger or consolidation of the Company with or into one or more entities;

(viii) Make any call for capital contributions from the Members, except as expressly authorized pursuant to Article IV;

(ix) Select any Property Manager for the management of the Property and approve any Property Management Agreement, subject to Section 6.10, provided, however, that the Members acknowledge and agree that the initial Property Manager shall be Daniel Realty Services, L.L.C.;

(x) Except for the Construction Loan, cause the Company to incur any Company Financing or modify, supplement or refinance any Company Financing, provided that when the Construction Loan matures (whether at its stated maturity, upon acceleration or otherwise), the Operating Member with Member Consent shall have the authority to affirmatively cause the Company to obtain or attempt to obtain replacement financing in at least the amount of the outstanding balance of the Construction Loan; provided, however that upon the maturity of the Construction Loan or any other then-existing Company Financing that has been guaranteed in whole or in part by Daniel or any of the Daniel Principals, if new Company Financing, the proceeds of which will be used to repay the Construction Loan or such other guaranteed matured Company Financing in full, has been presented, in good faith, by the Operating Member and is not approved by Member Consent, then the Operating Member shall be authorized, without Member Consent, to pursue from a third-party lender such replacement Company Financing, in an amount equal to the then-outstanding principal of the Construction Loan or other matured Company Financing, on commercially reasonable prevailing market terms favorable to the Company. It is understood that non-recourse financing which would neither adversely affect the Company’s ability to dispose of the Property nor require the Company to pay a prepayment premium shall be deemed most favorable, and financing which would neither adversely affect the Company’s ability to dispose of the Property nor require the Company to pay a prepayment premium and which requires guaranties solely from Daniel and/or any of the Daniel Principals shall also be deemed favorable;

(xi) Confess a judgment against the Company in excess of $50,000, file or fail to contest any bankruptcy, seek or permit a receivership, make an assignment for the benefit of creditors or take any similar action for the benefit of creditors;

(xii) Possess any Company property or assign the rights of the Company in specific Company property for other than a Company purpose;

(xiii) Cause the Company to loan funds to any Person or issue any guaranty or indemnity, except pursuant to Company Financing;

(xiv) Commingle Company funds with the funds of any other Person;

(xv) Modify the Development Fee or otherwise modify or otherwise amend, modify, supplement, assign or grant any material consents or waivers under the Development Agreement, subject to Section 6.10;

(xvi) Amend this Agreement or the Certificate of Formation, except that the Certificate of Formation may be amended by the Managing Member to the extent required by law or to effect changes solely of a ministerial nature which do not adversely affect the rights or increase the obligations of a Member;

(xvii) Issue any interest in the Company or admit any Person as an additional member in the Company, provided, that CNL may effectuate any sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer of CNL’s interest in the Company as set forth in Section 10.1;

(xviii) Determine whether and to what extent the Property should be repaired or restored following casualty or condemnation, other than as required by Company Financing;

(xix) Appoint any substitute Managing Member or delegate any responsibilities of Managing Member other than as set forth in Section 6.1(b);

(xx) Fail to carry insurance required by this Agreement or modify any such insurance;

(xxi) Threaten, file or settle any claim involving the Company, other than eviction proceedings in the ordinary course of business, insured tort claims and claims involving amounts less than $25,000, individually or in the aggregate for related claims;

(xxii) Remove or appoint accountants in connection with any Company business;

(xxiii) Determine any actions to be taken to cure any material default under or material violation of any Requirement other than a default under this Agreement; or

(xxiv) Designate a bank for the deposit of funds of the Company.

(b) Notwithstanding anything to the contrary, without prior CNL Consent in each instance (each, a “CNL Decision”), the Company and the Managing Member shall not, and the Managing Member shall not authorize the Operating Member to:

(i) Adopt an Operating Budget or a Capital Budget or, except for the reimbursement of Out-of-Pocket Costs or as expressly provided below in items (ii) and (iii) immediately below, cause the Company to incur any expense not provided for in the Project Budget, an Operating Budget or a Capital Budget;

(ii) Modify any Operating Budget, except to allow annual variances in line items that do not exceed in the aggregate in any Fiscal Year the greater of (i) $50,000, and (ii) ten percent (10%) of the line item and that, when taken together with all other variances in any Operating Budget in such Fiscal Year, do not increase the total amount provided in the applicable Operating Budget by more than one hundred ten percent (110%) in the aggregate;

(iii) Modify any Capital Budget, except to allow an annual aggregate variance not in excess of $50,000 after taking all line item variances into account; and

(iv) Enter into any contract or agreement that obligates the Company to pay more than $50,000 or that is not terminable on no more than thirty (30) days’ notice without penalty or charge; provided, however, that subject to the other provisions of Section 6.2(a) and 6.2(b), such restriction shall not restrict the authority of the Managing Member or the Operating Member to enter into such contracts or agreements that are only with non-Affiliate third parties in the ordinary course of business of operating the Project as an apartment community on such terms as are commercially reasonable in the context of a “Class A” garden apartment community in the Greenville, South Carolina market area.

CNL will use good faith efforts to consult with Daniel on matters constituting CNL Decisions; provided, however that CNL shall have no obligation to implement or otherwise be subject to any information or input offered by Daniel in connection therewith.

(c) The Operating Member shall use good faith efforts to provide each other Member with not less than thirty (30) days’ advance notice of any proposed Major Decision or CNL Decision, provided, however, in the event of an emergency or other circumstance that does not reasonably permit such advance notice, the Operating Member may call upon the Members to respond within a shorter, reasonable period of time (but in no event less than two (2) Business Days’ advance notice). Member Consent or CNL Consent, as applicable, may be by written consent or may occur pursuant to a meeting by conference call with the results confirmed in writing, and such written consent or written confirmation may be delivered in the form of facsimile, electronic mail, telex, telecopy or telegraph. An agenda for each meeting shall be prepared in advance by the Members in consultation with each other. Approval by Member Consent or CNL Consent, as applicable, of the matter being considered shall be binding on the Company and the Members for all matters. Upon the request of any of the Members, the Operating Member shall cause written minutes to be prepared of all actions taken by such members at meetings and shall deliver a copy thereof to each of the Members within seven (7) days after the date of the meeting.

(d) To the extent that the Operating Member shall have the authority to cause any Major Decisions to occur and be implemented without the consent of any Member, such authority shall be limited as follows:

(i) With respect to Section 6.2(a)(xx), the Operating Member shall have the authority to modify the insurance carried by the Company but shall not have the authority to cause the Company to fail to carry any insurance required by this Agreement, applicable law or any Company Financing, loan document or other agreement to which the Company is a party.

(ii) With respect to Section 6.2, neither the Managing Member nor the Operating Member shall have the authority without the consent of the other Member to threaten, file or settle any claim involving the other Member, but each shall have the authority, subject to the provisions of Section 6.2(a)(xxi), to threaten, file or settle any claim involving such Member that does not involve the other Member.

(iii) With respect to Section 6.2(a)(xxiv), the Operating Member’s authority to designate a bank for the deposit of Company funds shall be subject to Section 6.3 below.

6.3 Bank Accounts. For so long as the Construction Loan remains outstanding, the Company will maintain a separate bank account or accounts with the bank making the Construction Loan for the deposit and disbursement of all funds of the Company. Subject to the foregoing, the Company may thereafter maintain separate bank accounts in such banks as the Members by Member Consent may designate or any Lender of the Company may require exclusively for the deposit and disbursement of all funds of the Company. All funds of the Company shall be promptly deposited in such accounts. The Operating Member may designate representatives of Operating Member to be authorized signatories for such accounts from time to time, provided that a representative of Daniel shall at all times be an authorized signatory on all Company bank accounts without the requirement of any co-signatory for such accounts and all such signatories shall be insured by fidelity bonds on terms reasonably acceptable to CNL and shall not authorize any expenditures from such accounts with respect to the Project that are not in accordance with the Project Budget.

6.4 Annual Budgets. No later than sixty (60) days before Completion, the Operating Member shall prepare or cause to be prepared by the Property Manager for the Property, for CNL’s review and approval, a proposed operating budget and a proposed capital budget, each for the following fiscal year of the Company (or portion thereof if Completion does not occur on January 1) in a form reasonably satisfactory to CNL. The Operating Member shall consult with CNL with respect to such proposed operating budget and proposed capital budget. Once approved by CNL, the applicable final proposed operating budget shall become the “Operating Budget” hereunder, and, once approved by CNL, the applicable final proposed capital budget shall become the “Capital Budget” hereunder. Thereafter, no later than November 1st of each year, the Operating Member shall prepare or cause to be prepared by the Property Manager for the Property, for CNL’s review and approval, a proposed operating budget and a proposed capital budget for the upcoming calendar year. The Operating Member shall consult with CNL with respect to such proposed operating budget and proposed capital budget with the goal that CNL and Daniel agree on each such proposed budget on or before December 1st of each year. If approved by CNL, the final proposed operating budget for such subsequent year shall become the then operative “Operating Budget” hereunder. If approved by CNL, the final proposed capital budget for such subsequent year shall become the then operative “Capital Budget” hereunder. If, as of the commencement of any Fiscal Year, all or any portion of a proposed Operating Budget has not been approved by CNL, the Operating Member shall be authorized to operate the Company in accordance with those portions of the prior Fiscal Year’s Operating Budget that pertain to the portions of the proposed Operating Budget that have not been so approved. Notwithstanding the foregoing, until a new Operating Budget for a Fiscal Year is approved by CNL, the Operating Member may make expenditures for real estate taxes, scheduled debt service payments, insurance premiums for insurance maintained in accordance with the terms of this Agreement, common area expenses, fulfillment of obligations to tenants under Permitted Leases and utilities, regardless of the amounts permitted therefore in the prior Fiscal Year’s Operating Budget.

6.5 Insurance. The Operating Member shall cause the Company to obtain and maintain all such insurance as and when described on Exhibit D and the Operating Member shall provide Members copies of certificates of insurance upon request of a Member. At no time shall insurance maintained by the Company be less than the applicable amount required under applicable law or under any loan documents relating to the Construction Loan or any other Company Financing.

6.6 Consultation Regarding the Project. CNL, as Managing Member, directly or through its agents or Affiliates, notwithstanding the delegation of authority granted to the Operating Member, shall have the right to consult with and provide comments to the Operating Member on significant issues relating to the management and business of the Company and development of the Project, and, if requested by CNL, each of the Company and the Operating Member will make available its officers and representatives of its accountants to meet with CNL or its agents or Affiliates from time to time during each year at mutually agreeable times for such consultation, to review the management, progress and conditions (financial and otherwise) of the Project and the management of the Company. Notwithstanding anything to the contrary in this

Agreement, the rights of CNL to provide such consultation shall include: (a) the right to discuss, and provide advice with respect to, the Company’s business (including the management of the Project) with the Operating Member and the Company’s officers, employees, managers and agents and the right to consult with and advise the Operating Member on matters materially affecting the Company (including the Project); (b) the right to submit business proposals or suggestions relating to the Company (including the Project) to the Operating Member and the Company’s management from time to time with the requirement that one or more members of the Operating Member’s management discuss such proposals or suggestions with CNL or its agent or Affiliate, as applicable, within a reasonable period after such submission and the right to call a meeting with the Operating Member’s management in order to discuss such proposals or suggestions; and (c) the right (i) to visit the Company’s business premises and the Project during normal business hours, (ii) to receive on a regular basis financial statements, operating reports, budgets or other financial reports of the Company (including those relating to the Project) on a regular basis describing the financial performance, significant proposals and other material aspects of the Company (including the Project) that are not otherwise prepared by CNL, (iii) to examine the books and records of the Company (including those relating to the Project) and (iv) to request such other information relating to the Company (including the Project) at reasonable times and intervals in light of the Company’s normal business operations concerning the general status of the Company’s business, financial condition and operations (including the Project) but only to the extent such information is reasonably available to the Company and in a format consistent with how the Company maintains such information.

6.7 Termination of Delegation of Authority to Daniel as Operating Member.

(a) CNL shall have the right, without the concurrence of Daniel, to terminate the delegation of authority of, and remove Daniel as, Operating Member at any time with or without Cause. Solely in the event of termination by CNL and removal of Daniel as Operating Member for Cause, Daniel shall cease to have any rights to approve or consent to any matters under this Agreement. For the avoidance of doubt, any termination by CNL and removal of Daniel as Operating Member without Cause shall not affect Daniel’s right to approve Major Decisions or any other matters requiring Member Consent under this Agreement.

(b) For purposes of this Agreement, termination of Daniel as Operating Member for “Cause” shall mean termination due to any one or more of the following: (a) any material breach or default by Daniel in its obligations as Operating Member as delegated by the Managing Member under this Agreement, which breach, default or misrepresentation, if the same may be cured by the payment of money, has not been cured within five (5) days after written notice to Daniel, or if the same may not be cured by the payment of money, has not been cured within twenty (20) days after written notice to Daniel (provided, however, that (i) if the breach or default has a material adverse effect on the company, the Property or CNL, Daniel shall have an additional thirty (30) days to cure such breach if such breach is not curable within such twenty (20) day period, so long as Daniel has commenced cure within such initial twenty (20) day period and continues to prosecute to completion with diligence and continuity the curing thereof within such additional thirty (30) day period, and (ii) if the breach or default does not have a material adverse effect on the Company, the Project or CNL and if Daniel has commenced and continues to prosecute to completion with diligence and continuity the cure thereof within such initial twenty (20) day period, then Daniel shall have as much time as is commercially reasonable for curing such breach or default, provided, however, that in no event shall Daniel have greater than one hundred twenty (120) days in the aggregate from such written notice to so cure); (b) any act by Daniel beyond the scope of its authority under this Agreement; or (c) in the event of any fraud, gross negligence or willful misconduct by Daniel against CNL or the Company; provided, however, that prior to Completion, CNL shall also have the sole and exclusive right, without the concurrence of Daniel, to terminate the delegation of authority of, and remove Daniel as, Operating Member if (i) in CNL’s reasonable business judgment, the Project is not being completed according to schedule (except in the case of an Event of Force Majeure as defined in the Development Agreement) or (ii) Developer is terminated as developer pursuant to the terms of the Development Agreement, each of which shall constitute additional grounds for termination for Cause. Such removal and termination of authority shall be effective upon delivery of written notice thereof to Daniel, and CNL shall have the right to become, directly or through an Affiliate, or to appoint and delegate authority to, a substitute Operating Member who shall have such rights and obligations of the Operating Member as may be delegated by the Managing Member. Following removal of Daniel as Operating Member for Cause, Daniel shall cease to have any rights to approve or consent to any matters under this Agreement.

(c) As a condition to terminating the delegation of authority of, and removing Daniel as, Operating Member without Cause, (i) CNL must cause the Construction Loan and any other Company Financing for which Daniel or any Daniel Affiliate has any personal liability to be paid in full and satisfied or cause Daniel or any Daniel Affiliate to be released in full from any obligations as guarantor; and (ii) such removal shall in no form or fashion affect Daniel’s economic interest as a Member of the Company pursuant to this Agreement or the right of the Developer to receive the Development Fee as provided in the Development Agreement. In the event of removal of Daniel as Operating Member for Cause, such removal shall not in any form or fashion affect Daniel’s economic interest as a Member of the Company pursuant to this Agreement, unless such removal for Cause is a result of one of the matters specified in Section 9.5 of this Agreement, and then the economic interest of Daniel as a Member of the Company shall be affected by such removal, only to the extent provided in Section 9.5 below.

6.8 Development. The Company shall retain Developer as the developer for the Project, to act as the Company’s sole and exclusive agent to coordinate and supervise the management and administration of the development of the Project and the construction of the improvements comprising the Project. The Company and Developer shall enter into a Development Agreement in substantially the form set forth as Exhibit C attached hereto. The Developer, or a creditworthy entity acceptable to CNL, shall provide all guaranties required in connection with the Construction Loan including a completion guaranty, cost guaranty and/or construction warranty as required by CNL or the lender for the Construction Loan.

6.9 Management Agreement. Upon Completion, the Company will enter into a management agreement with the Property Manager to manage the Property on the terms and conditions agreed to by the Members (the “Property Management Agreement”), pursuant to which, as compensation for the services described therein, Property Manager shall be paid a property management fee as set forth in the Property Management Agreement. Should the Property Management Agreement terminate for any reason, the Company will enter into an agreement or agreements for management of the Property subject to, and in accordance with, the terms of Section 6.2.

6.10 Contracts with Affiliates. Notwithstanding anything to the contrary, CNL shall have the sole and exclusive authority to enforce and/or exercise the rights of the Company, including consent and approval rights of the Company, under any contract with an Daniel or an Affiliate of Daniel, including the Company’s engagement of the Developer pursuant to Section 6.8 and the engagement of the Property Manager pursuant to Section 6.9 if such Property Manager is an Affiliate of Daniel; provided, that in the event of any material breach of, or default by, Daniel or such Daniel Affiliate beyond any applicable cure period under the terms of any such agreement, only the consent of CNL shall be required to terminate such agreement, or otherwise amend, modify or supplement the terms of such agreement.

6.11 Indemnification of Managing Member and Operating Member. The Company shall hold harmless, indemnify and defend each of the Managing Member and the Operating Member and their respective Affiliates from and against any and all claims arising out of or relating to any action taken, omitted or suffered by the Managing Member or the Operating Member in the performance of their respective duties as Managing Member or Operating Member hereunder, or otherwise in their capacity as the Managing Member or Operating Member, provided that such claim results from a decision or action which (i) was taken, omitted or suffered by the Managing Member or Operating Member, as applicable, in the reasonable and good faith belief that such decision or action was in the best interest of the Company and within the authority of the Managing Member or Operating Member, as applicable, under this Agreement and (ii) did not involve (A) fraud, bad faith, gross negligence or willful misconduct on the part of the Managing Member or the Operating Member, as applicable, or the breach of the fiduciary duties of the Managing Member or Operating Member or of any covenant, agreement or obligation of the Managing Member or Operating Member contained in this Agreement or in any other instrument contemplated by this Agreement or (B) the knowing breach of any representation or warranty made by the Managing Member or Operating Member in this Agreement.

6.12 Leasing Guidelines. The Members shall negotiate in good faith to develop and agree upon initial Leasing Guidelines for the lease up of the Project as an apartment community following the execution of this Agreement and prior to the execution of any lease within the Project. The Members shall negotiate in good faith to amend the Leasing Guidelines as may be necessary from time to time. All Leasing Guidelines shall be approved by Member Consent.

ARTICLE 7. BOOKS AND RECORDS, AUDITS, TAXES, ETC.

7.1 Books; Statements. In addition to the establishment and maintenance of Capital Accounts pursuant to Section 7.9, the Company shall keep all books and records required under the Act and such other books and records as shall be determined by the Managing Member and the Operating Member. All financial statements of the Company shall be prepared in accordance with GAAP, consistently applied.

Following the Effective Date:

(a) following the commencement of at least one lease for any portion of the Project, Operating Member shall prepare or cause to be prepared a statement setting forth the calculation of Operating Cash Flow for each period of time, but not less often than monthly, at the end of which period the Company is to make periodic distributions of Operating Cash Flow as provided in Section 9.3, and the Company shall furnish a copy of such cash flow statement to each Member within twenty-one (21) days after the end of such period;

(b) no later than the ten (10) days after each month-end, Operating Member shall prepare and submit or cause to be prepared and submitted to each Member, an unaudited balance sheet of the Company dated as of the end of the preceding month, together with a profit and loss statement and statement of cash flows as of the end of such month and for the portion of the fiscal year then ended and a statement of change in each Member’s capital for the month;

(c) in addition to the requirements of subparagraph (b) above, the reports delivered in January, April, July and October during the term of this Agreement shall include a profit and loss statement for the three calendar month period next preceding with a cumulative calendar year accrual basis profit and loss statement to date, and a statement of change in each Member’s capital for the quarter and year to date; and

(d) By the date which is sixty (60) days after the end of each fiscal year of the Company, an annual audit shall be conducted by independent certified public accountants of recognized standing, selected by Daniel and approved by CNL, in its reasonable discretion, and retained by the Company, which accounting and/or audit shall cover the assets, properties, liabilities and net worth of the Company, and its dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such accountings and audits, and a full, detailed certified statement shall be furnished to each Member within sixty (60) days after the end of such fiscal year, showing on an accrual basis the assets, liabilities, properties, net worth, profits, losses, net income, Operating Cash Flow, changes in the financial condition of the Company for such fiscal year and each Member’s capital in the Company, and, if applicable, a full and complete report of the audit scope and audit findings in the form of a management audit report with an internal control memorandum.

In its preparation of the financial statements set forth in this Section 7.1, the Operating Member shall maintain a system of internal controls necessary for Sarbane Oxley certifications and shall provide such other certification and documentation and testing of internal controls as is reasonably deemed necessary by CNL.

7.2 Where Maintained. The books, accounts and records of the Company shall be at all times maintained at the offices of the Operating Member (unless its status as Operating Member is terminated pursuant to the terms of this Agreement, at which time the books, accounts and records shall be maintained at the offices of CNL) and the books, accounts and records of the Property shall be maintained at the offices of the Property Manager or as otherwise specified in the Management Agreement or any successor management agreement in effect with respect to the Property from time to time, and available to the other Members for review and copying.

7.3 Audits. In addition to the annual audit of the Company as required under Section 7.1(d), any Member may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Company. Audits may be on either a continuous or a periodic basis or both and may be conducted by employees of any Member, or an Affiliate of any Member, or by independent auditors retained by any Member.

7.4 Objections to Statements. Following Completion, any Member shall have the right to object to the statements described in Sections 7.1(a), 7.1(b) and 7.1(c) by giving notice to the other Members within 45 days after such statement is received by each Member indicating in reasonable detail the objections of such Member and the basis for such objections. If any Member shall fail to give such notice within said 45-day period, such statement and the contents thereof shall, in the absence of fraud or willful misconduct by the other Members or the independent certified public accountants preparing the statements, be deemed conclusive and binding upon such party so failing to give such notice subject, in the case of the statements provided for in Sections 7.1(a) and 7.1(b), to the audit provided for in Section 7.1(c). Objections to any statement and any disputes concerning the findings of, and questions raised as the result of, audits of the Company’s books shall be settled by Member Consent.

7.5 Tax Returns. The Company shall elect to be treated and shall file its tax returns as a partnership for Federal, state, municipal and other governmental income tax and other tax purposes. The Company shall prepare or cause to be prepared, on an accrual basis, all Federal, state and municipal partnership tax returns required to be filed. Unless otherwise determined by Member Consent, such tax returns shall be prepared by independent certified public accountants selected pursuant to Section 7.6, who shall sign such returns as preparers. The Company shall submit (a) draft returns to each Member for review and approval no later than ninety (90) days after the close of the Company’s taxable year; and (b) final returns to each Member for review and approval no later than forty-five (45) days prior to the extended due date of the returns. Each Member shall notify the other Member(s) upon receipt of any notice of tax examination of the Company by Federal, state or local authorities.

7.6 Tax Matters Partner. CNL is hereby appointed the “Tax Matters Partner” of the Company for all purposes pursuant to Sections 6221-6231 of the Code, with respect to operations conducted by the Company during the period that CNL is a Member. The Tax Matters Partner shall comply with the requirements of Section 6221 through 6232 of the Code. Without limitation to anything set forth herein, the Tax Matters Partner shall be responsible for preparation of work papers and extensions of tax filings, as well as coordination and transfer of information to the independent certified public accountants chosen to prepare tax returns and annual audited financial statements.

7.7 Tax Policy. The Company shall make any and all tax accounting and reporting elections and adopt such procedures as shall be approved by Member Consent. A Member shall be deemed to have consented to any tax elections made by the Tax Matters Partner if such Member shall not have objected in writing to such election as reflected in the initial tax return reflecting such election within fifteen (15) days after such return is received by such Member, indicating in reasonable detail the objection of such Member and the basis for such objection. Any disputes over tax elections shall be resolved by Member Consent.

7.8 Section 754 Election. At the request of a Member, the Company shall make and file a timely election under Section 754 of the Code (and a corresponding election under applicable state or local law) in the event of a transfer of an interest in the Company permitted hereunder or the distribution of property to a Member to the extent that such election results in a positive basis adjustment to the Company’s property. Any Member or transferee first requesting an election hereunder shall reimburse to the Company the reasonable out-of-pocket expenses incurred by the Company in connection with such election including any legal or accountants’ fees. Thereafter, each transferee shall reimburse such expenses with respect to adjustments under Section 743 of the Code in the proportion which the interest of each transferee bears to the sum of the interests of all transferees.

7.9 Capital Accounts. A separate capital account (each, a “Capital Account”) shall be maintained by the Tax Matters Partner for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 7.9 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, the Company may so adjust the Capital Accounts of the Members and the Company shall so adjust the Capital Accounts of the Members to the extent necessary to comply with the requirements of Code Section 704(b) and the Treasury Regulations thereunder. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c) and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 8. In the event that Code Section 704(c) applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

ARTICLE 8. ALLOCATIONS

8.1 Allocation of Net Income and Net Loss. After application of Section 8.3 and Section 8.4, and subject to Section 8.2, any remaining net income or net loss (or items thereof) for the fiscal year or portion thereof shall be allocated among the Members and to their Capital Accounts in such ratio or ratios as may be required to cause the balances of the Members’ Economic Capital Accounts to be as nearly equal to their Target Balances as possible, consistent with the provisions of Section 8.5.

8.2 Loss Limitation. Net loss allocated pursuant to Section 8.1 shall not exceed the maximum amount of net loss that can be allocated without causing or increasing a deficit balance in a Member’s Adjusted Capital Account. A Member’s “Adjusted Capital Account” balance shall mean such Member’s Capital Account balance increased by such Member’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). In the event that one but not all of the Members would have a deficit balance in its Adjusted Capital Account as a consequence of an allocation of net loss pursuant to Section 8.1 in excess of the amount, if any, permitted under the first sentence of this Section 8.2, the limitation set forth in this Section 8.2 shall be applied by allocating 100% of the remaining net loss to the other Members, in proportion to such positive balances, until the Adjusted Capital Account of such other Member or Members is zero.

8.3 Minimum Gain Chargebacks and Nonrecourse Deductions. Notwithstanding any other provision of this Agreement:

(a) Company Minimum Gain Chargeback. In the event there is a net decrease in Company Minimum Gain during a fiscal year, the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Company Minimum Gain” shall have the meaning for “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 8.3(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members pro rata in accordance with their Initial Capital Percentages. For purposes of this Agreement, the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). This Section 8.3(b) is intended to comply with Treasury Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.

(c) Member Nonrecourse Debt. To the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Company that are attributable to a nonrecourse debt of the Company that constitutes Member Nonrecourse Debt (including chargebacks of Member Nonrecourse Debt Minimum Gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). For purposes of this Agreement, the term “Member Nonrecourse Debt” shall have the meaning for partner nonrecourse debt set forth in Treasury Regulations Section 1.704-2(b)(4), and the term “Member Nonrecourse Debt Minimum Gain” shall have the meaning for partner nonrecourse debt minimum gain set forth in Treasury Regulations Section 1.704-2(i)(2). This Section 8.3(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirement) and shall be interpreted and applied in a manner consistent therewith.

8.4 Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Capital Account in excess of any obligation to restore a deficit balance in its Capital Account (including any deemed deficit restoration obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), and adjusted as provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 8.4 is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

8.5 Code Section 704(b) Allocations. The allocations set forth in Sections 8.3 (a), (b) and (c) and 8.4 (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulations Sections 1.704 1(b) and 1.704 2. Notwithstanding any other provisions of this Article 8 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account as provided for in the following two sentences. Income, gain, loss and deduction shall be reallocated to the extent that such reallocation causes the net aggregate amount of allocations of income, gain, deduction and loss to each Member to be equal to or more closely approximate the net aggregate amount of such items that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 8.5 shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent economic distortions that would otherwise occur as a consequence of the Regulatory Allocations in the absence of this Section 8.5.

8.6 Other Allocation Provisions. Any elections or decisions relating to the allocation of Company items of income, gain, loss, deduction or credit shall be made by the Tax Matters Partner in a manner that, in the Tax Matter Partner’s discretion, reasonably reflects the arrangement between the Members pursuant to this Agreement.

8.7 Distributions of Nonrecourse Liability Proceeds. If the Company makes a distribution to any Member that may be allocable to an increase in Company Minimum Gain pursuant to Treasury Regulations Section 1.704-2(h), then the Company shall, to the extent permitted by Treasury Regulations Section 1.704-2(h), minimize the amount of such distribution that is allocable to an increase in Company Minimum Gain.

8.8 Information as to Allocation of Debt. Daniel agrees that indebtedness of the Company shall be allocated among the Members under Code Section 752 and CNL shall have sole authority, in its discretion, as to all allocations and/or decisions under Code Section 752, it being understood that it is the intention of the Members to allocate as much debt as possible to Members other than CNL to the extent that CNL is satisfied that there is an adequate basis for such position under applicable authority. Managing Member also agrees to provide Daniel with all other information, including taxable income and loss of the Company, the basis of property of the Company, and the highest amount of acquisition indebtedness in the twelve month period preceding any sale or disposition of property of the Company, which CNL may require for purposes of this Article 8.

8.9 Taxable Year; Fiscal Year. The taxable year of the Company shall be the calendar year, unless otherwise required by the Code or, subject to obtaining consent of the Internal Revenue Service, the Members determine otherwise by Member Consent. The fiscal year of the Company shall be the same as its taxable year.

ARTICLE 9. DISTRIBUTIONS AND ALLOCATIONS

9.1 Percentage Interests in Company. The Initial Percentage Interest of the respective Members in the Company shall be:

CNL:	90%

Daniel:	10%

The Initial Percentage Interest of each Member, which is subject to the preferred and priority rights provided for herein and adjustment pursuant to the terms of Section 4.5(d), is hereinafter called such Members’ “Percentage Interest.”

9.2 Certain Definitions. The following terms shall have the following meanings when used herein:

(a) “Operating Cash Flow” shall mean, for any period, the net income or loss of the Company for such period (excluding Extraordinary Cash Flow), as determined in accordance with GAAP, consistently applied and adjusted as follows or as otherwise determined by Member Consent:

(i) Additions. There shall be added to such net income or subtracted from such loss (1) the amount charged for depreciation, amortization or any other deduction not involving a cash expenditure, (2) the amount of Capital Contributions to the Company pursuant to (A) Section 4.5(d)(ii) and (B) Section 4.5(d)(iv), (3) the proceeds of short-term borrowings of the Company in the ordinary course of business (including Member Loans) and interest received on non-cash consideration received by the Company pursuant to a Major Capital Event, (4) any amount by which cash reserves, which were previously established pursuant to the Operating Cash Budget prior to the accounting period in order to retain sufficient working capital in the Company or to properly reserve for actual or contingent obligations of the Company or improvements to the Property, have been reduced (other than through the payment of expenses) and (5) the proceeds of business interruption insurance.

(ii) Deductions. There shall be subtracted from such net income or added to such loss (1) the amount of payments made on account of principal upon mortgage loans secured by Company property and the amount of first, the compound and current interest and then the outstanding principal balance due and payable with respect on any other loans made to the Company (including Member Loans, which payments to Members shall be made, unless the terms of the Member Loans provide otherwise, pro rata to the Members if more than one of the Members have outstanding Member Loans, in accordance with the total principal and interest amounts of Member Loans then outstanding, and without limitation the foregoing, all Member Loans made by a particular Member shall be repaid in the chronological order in which they were made) (2) funds disbursed for capital expenditures, leasing commissions, tenant finish or any other similar expenses that are required to be capitalized and (3) any amount to establish or increase cash reserves pursuant to a determination by Member Consent that such reserve and the amount thereof is necessary or appropriate in order to retain sufficient working capital in the Company or to properly reserve for other actual or contingent obligations of the Company or improvements to the Property.

(b) “Extraordinary Cash Flow” shall mean the cash receipts of the Company from a Major Capital Event as reduced by (A) the costs and expenses incurred by the Company in connection with such Major Capital Event, including title, survey, appraisal, recording, escrow, transfer tax and similar costs, brokerage expense and attorneys, and other professional fees, and amounts spent on reconstruction or repair, (B) funds deposited in reserves pursuant to a determination by Member Consent that each such reserve and the amount thereof is required or appropriate to provide for actual or contingent obligations of the Company, amounts expected therefrom for capital improvements to the Property, and (C) funds applied to pay or prepay any indebtedness of the Company (including Member Loans payable in connection with such Major Capital Event (which payments shall be made pro rata to the Members in respect of Member Loans, unless the terms of the Member Loans provide otherwise, if more than one of the Members have outstanding Member Loans in accordance with the total principal and interest amounts of Member Loans then outstanding, and without limiting the foregoing, all Member Loans made by a particular Member shall be repaid in the chronological order in which they were made). To the extent that any amount received pursuant to a Major Capital Event has been set aside as a reserve pursuant to item (B) above in this definition and the Members thereafter determine by Member Consent that all or a portion of such amount is not required for such purposes, such amount shall be included in Extraordinary Cash Flow when the Members determine by Member Consent that it is no longer necessary or appropriate to retain such amount as a reserve. Any principal payments on non-cash consideration received pursuant to a Major Capital Event, including promissory notes or deferred payment obligations, shall be deemed to be included in Extraordinary Cash Flow when received in cash by the Company; provided, however, that, notwithstanding the terms of Section 9.2(a)(i)(3) as determined by Member Consent, such noncash assets may be distributed in accordance with Percentage Interest in kind to the Members, in lieu of cash, treating the total fair market value of such non-cash assets at the date of distribution as Extraordinary Cash Flow.

(c) “Operating Return” shall mean a cumulative return, compounded monthly, equal to ten percent (10%) per annum on each Member’s Unreturned Additional Capital and/or Unreturned Initial Capital, as the case may be. One-twelfth of the annual Operating Return payable for the current fiscal year of the Company shall accrue at the time of each monthly distribution of Operating Cash Flow (or at the time that such distribution would be made if Operating Cash Flow were available for distribution).

(d) “Unreturned Additional Capital” shall mean, for each Member, its Additional Capital, reduced by any distributions of Extraordinary Cash Flow made to such Member pursuant to Section 9.4(b) hereof.

(e) “Unreturned Operating Return” shall mean, for each Member, its Operating Return computed with respect to Unreturned Initial Capital or Unreturned Additional Capital, as the case may be, reduced, in the case of the Operating Return computed with respect to Unreturned Initial Capital by distributions of Operating Return made to such Member pursuant to Sections 9.3(a) and 9.4(a) hereof and reduced, in the case of the Operating Return computed with respect to Unreturned Additional Capital, by distributions of Operating Return pursuant to Sections 9.3(b) and 9.4(a) hereof.

(f) “Unreturned Initial Capital” shall mean, for each Member, its Initial Capital, reduced by any distributions of Extraordinary Cash Flow made to such Member pursuant to Section 9.4(a) hereof.

(g) “Construction Cost Overrun Return” shall mean an amount of all Construction Cost Overruns (as defined in the Development Agreement) funded by the Developer under the terms of the Development Agreement that (i) were not reasonably foreseeable by Developer, (ii) the incurrence of which was outside the control of Developer and (iii) were not incurred, whether by action or inaction, due to the negligence of the Developer or other breach of its obligations under the Development Agreement, and that are in excess of $500,000, it being acknowledged and agreed that the Developer shall not be entitled to any return of the first $500,000 of such returnable Construction Cost Overruns.

(h) “Cash Flow” shall mean, collectively, Operating Cash Flow and Extraordinary Cash Flow.

9.3 Operating Cash Flow Distributions. Subject to the terms of Section 4.5(d) hereof, the Company shall distribute Operating Cash Flow for each month during the term of the Company in which there is Operating Cash Flow (such distribution to be made monthly, within twenty-one (21) days after the end of each such month) to the Members, as follows:

(a) First, to the Members, pro rata, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Initial Capital, until each Member’s Unreturned Operating Return balance on Unreturned Initial Capital has been reduced to zero;

(b) Second, to the Members, pro rata, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Additional Capital, until each Member’s Unreturned Operating Return balance on Unreturned Additional Capital has been reduced to zero; and

(c) Thereafter, to the Members, pro rata, in accordance with their respective Percentage Interests.

9.4 Extraordinary Cash Flow Distributions. Subject to the terms of Section 4.5(d) hereof, the Company shall distribute Extraordinary Cash Flow (within five (5) Business Days following a Major Capital Event generating Extraordinary Cash Flow) to the Members (and with respect to the Section 9.4(e) below, the Company shall pay the Developer the amount set forth therein, as follows:

(a) First, to the Members, pro rata, in proportion to their respective Unreturned Initial Capital, until each Member’s Unreturned Initial Capital has been reduced to zero;

(b) Second, to the Members, pro rata, in proportion to their respective Unreturned Additional Capital, until each Member’s Unreturned Additional Capital has been reduced to zero;

(c) Third, to the Members, pro rata, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Initial Capital, until each Member’s Unreturned Operating Return balance on Unreturned Initial Capital has been reduced to zero;

(d) Fourth, to the Members, pro rata, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Additional Capital, until each Member’s Unreturned Operating Return balance on Unreturned Additional Capital has been reduced to zero;

(e) Fifth, to the Developer, the Construction Cost Overrun Return;

(f) Sixth, eighty-five percent (85%) to the Members in proportion to the Members’ Initial Percentage Interests (i.e., ninety percent (90%) to CNL and ten percent (10%) to Daniel) and fifteen percent (15%) to Daniel, until CNL achieves a fifteen percent 15% IRR on its aggregate Capital Contributions;

(g) Seventh, seventy percent (70%) to the Members in proportion to the Members’ Initial Percentage Interests (i.e., ninety percent (90%) to CNL and ten percent (10%) to Daniel), and thirty percent (30%) to Daniel until CNL achieves a twenty percent (20%) IRR on its aggregate Capital Contributions and CNL receives an amount equal to 1.8 times its aggregate Capital Contributions; provided, however, that such 1.8 multiple shall apply only with respect to Major Capital Events that occur during the first 24 months following Completion of the Project; and

(h) Thereafter, fifty percent (50%) to the Members in proportion to the Members’ Initial Percentage Interests (i.e., ninety percent (90%) to CNL and ten percent (10%) to Daniel), and fifty percent (50%) to Daniel.

9.5 Loss of Promoted Interest. Notwithstanding the provisions of Section 9.4, Daniel shall no longer have the right to distributions with respect to its “promoted interest” as such distributions are set forth in Sections 9.4(c), 9.4(g) and 9.4(h) (and Daniel shall instead receive distributions of Extraordinary Cash Flow under such Sections based on its Percentage Interest) upon the occurrence of any of the following prior to Completion of the Project:

(a) Upon violation by Daniel of any of the restrictions on transfer as set forth in Section 10.1 (but subject to the permitted transfers as set forth in Section 10.2); provided that Daniel shall have the same notice and cure rights with respect to such violation as described in Section 6.7(a); or

(b) In the event that Developer is terminated as developer pursuant to the terms of the Development Agreement.

Upon the loss of Daniel’s promoted interests set forth in Sections 9.4(e), 9.4(f) and 9.4(g), such Sections shall be deemed revised to provide that all distributions thereunder shall be made to the Members pro rata in accordance with their Percentage Interests, and Daniel shall no longer be entitled to any distributions under Section 9.4(e), 9.4(f) or 9.4(g) in excess of a distribution based on its Percentage Interest. Without limiting the foregoing, if CNL terminates and removes Daniel as the Operating Member without Cause in accordance with Section 6.7, such termination and removal shall not cause Daniel to lose the promoted interests set forth in Sections 9.4(e), 9.4(f) and 9.4(g).

9.6 Distributions Upon Liquidation. In the event the Company (or any Member’s interest therein) is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), then any distributions shall be made pursuant to this Section 9.6 to the Members (or such Member, as appropriate) in accordance with their positive Capital Account balances in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

ARTICLE 10. ASSIGNMENT AND OFFER TO PURCHASE

10.1 Transfers. Except as expressly provided in this Article 10, no Member, or any assignee or successor in interest of a Member, may sell, assign, give, pledge, hypothecate, encumber or otherwise transfer, or permit the transfer of, all or any portion of its interest in the Company, or in any Member Loans made by it, or in all or any part of the assets of the Company, directly or indirectly, whether by operation of law or otherwise. Any purported sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer of all or any portion of a Member’s interest in the Company or any Member Loans made by it not otherwise expressly permitted by this Article 10 shall be null and void and of no force or effect whatsoever. A sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer by CNL of all or a portion of its Entire Interest in the Company to an Affiliate of CNL Financial Group, LLC (“CFG”) from time to time or in connection with any corporate merger, acquisition or other combination or the sale or transfer of all or substantially all of its assets shall be a transfer permitted under this Article 10, and CNL shall not be required to obtain the consent of, nor offer all or any portion of its Entire Interest to be so sold, assigned, given, pledged, hypothecated, encumbered or transferred to any other Member. No transfers of any direct or indirect interest in CNL, or of CNL’s interest in the Company among funds sponsored or advised by CFG or its Affiliates, shall be restricted in any way. A sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer by Daniel of all or a portion of its Entire Interest in the Company to an Affiliate of Daniel from time to time shall be a transfer permitted under this Article 10, and Daniel shall not be required to obtain the consent of, nor offer all or any portion of its Entire Interest to be so sold, assigned, given, pledged, hypothecated, encumbered or transferred to any other Member.

10.2 Permitted Transfers. Notwithstanding any other provision of this Agreement, so long as at least one (1) of the Daniel Key Employees are authorized to act for Daniel and the Daniel Principal directly or indirectly owns a Controlling interest in Daniel, then (a) any member of Daniel may freely transfer his, her or its interest in Daniel, and (b) any individual member of Daniel or may freely transfer all or any part of that member’s interest either (A) to another Daniel Principal or (B) to a trust, family limited liability company, family partnership or similar estate planning or wealth preservation entity established by the transferring member for the benefit of such member, such member’s spouse, one or more of such member’s immediate family or any combination thereof.

10.3 Assumption by Assignee. Any assignment of all or any portion of an Entire Interest in the Company permitted under this Article 10 shall be in writing, and shall be an assignment and transfer of all of the assignor’s rights and obligations hereunder with respect to the portion of the Entire Interest transferred, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor’s agreements and obligations existing or arising at the time of and subsequent to such assignment. Upon any such permitted assignment of all or any portion of an Entire Interest, and after such assumption, the assignor shall be relieved of its agreements and obligations hereunder arising after such assignment with respect to the interest transferred, and, in the case of a transfer of an Entire Interest, the assignee shall become a Member in place of the assignor. An executed counterpart of each such assignment of all or any portion of an Entire Interest in the Company and assumption of a Member’s obligations shall be delivered to each Member and to the Company. The assignee shall pay all expenses incurred by the Company in admitting the assignee as a Member. Except as otherwise expressly provided herein, no permitted assignment shall terminate the Company.

As a condition to any assignment of all or any portion of an Entire Interest, the selling Member shall obtain such consents as may be required from third parties, if any, or waivers thereof. The other Members shall use reasonable efforts to cooperate with the selling Member in obtaining such consents or waivers.

10.4 Amendment of Certificate of Formation. If an assignment of an Entire Interest in the Company shall take place pursuant to the provisions of this Article 10, then unless the Company is dissolved by such assignment, the continuing Members promptly thereafter shall cause to be filed, to the extent necessary, an amendment to the Company’s Certificate of Formation with all applicable state authorities, together with any necessary amendments to the fictitious or assumed name(s) of the Company in order to reflect such change or take such similar action as may be required.

10.5 Other Assignments Void.

(a) Without limiting the terms of Section 10.1, but subject to Section 10.2, any Member, other than CNL, that is an incorporated or unincorporated business entity and any permitted assignee of all or any portion of the Entire Interest of such business entity, shall not permit, without prior CNL Consent, which consent may be withheld in the sole and uncontrolled discretion of CNL, the direct or indirect admission of any new equity or other beneficial interest holder in such entity, or the issuance or assignment to any person or entity, who is not now an equity or other beneficial interest holder, or an Affiliate of such an equity interest holder, in such entity, of any kind of interest whatsoever in such entity. If a transfer is permitted under this subsection, the assignee shall pay all expenses incurred by the Company in connection with the transfer. Notwithstanding the foregoing, CNL’s consent shall not be required for any such admission, issuance or assignment if (a) such other Member is Daniel (or an Affiliate thereof), (b) after giving effect to the admission, issuance or assignment, the Daniel Principal will continue to own, either directly or indirectly, a Controlling interest in Daniel, and (c) at the time of such admission, issuance or assignment, at least one of the Daniel Key Employees remains employed by Daniel (or an Affiliate thereof) in a substantially similar position as such Daniel Key Employee is employed as of the Effective Date.

(b) Further without limiting the terms of Section 10.1, but subject to Section 10.2, any Member, other than CNL, that is an incorporated or unincorporated business entity and any permitted assignee of all or any portion of the Entire Interest of such business entity, shall not permit, without prior CNL Consent, which consent may be withheld in the sole and uncontrolled discretion of CNL, the issuance, sale, assignment, gift, pledge, hypothecation or other encumbrance of any interest in such entity or in any equity or other beneficial interest holder in such entity or any such assignee or any instruments convertible into any interest in such entity or in any equity or other beneficial interest holder in such entity or any such assignee or the transfer of any right to vote any equity or other beneficial interest in such entity or any such assignee. Notwithstanding the foregoing, CNL’s consent shall not be required for any such issuance, sale, assignment or gift if (a) such other Member is Daniel (or an Affiliate thereof), (b) after giving effect to the admission, sale, assignment or gift, the Daniel Principal will continue to own, either directly or indirectly, a Controlling interest in Daniel, and (c) at the time of such issuance, sale, assignment, gift, pledge, hypothecation or other encumbrance, at least one of the Daniel Key Employees remains employed by Daniel (or an Affiliate thereof) in a substantially similar position as such Daniel Key Employee is employed as of the Effective Date.

10.6 [Intentionally Omitted]

10.7 Buy-Sell.

(a) Any time after the date that is twenty-four (24) months after Completion of the Project, either Daniel or CNL may make an offer to purchase the other’s Entire Interest or sell its Entire Interest for such purchase price (which shall be payable in cash at the closing of any such transaction) and on such terms as such Member making the offer (the “Proposer”) may propose in a notice (the “Sale Proposal”) to the other Member (the “Responding Member”). The Sale Proposal shall include a statement as to the total purchase price for the Property that formed the basis for the stated purchase price for each Entire Interest.

(b) Within forty-five (45) days after receiving a copy of the Sale Proposal, the Responding Member shall notify the Proposer:

(i) that the Responding Member is agreeable to the sale of its Entire Interest to the Proposer, in accordance with the terms set forth in the Sale Proposal; or

(ii) that the Responding Member elects to purchase the Entire Interest of the Proposer at the Reply Price (as defined below) determined in accordance with Section 10.8 and otherwise in accordance with the terms set forth in the Sale Proposal, as modified in accordance with Section 10.8(a). Such notification shall be accompanied by a deposit in an amount equal to five percent (5%) of the amount payable to the Proposer pursuant to this Section 10.7(b)(ii) (such amount, together with any interest earned thereon, being hereinafter called the “Responding Member’s Buy-Sell Deposit”), which amount shall be non-refundable unless the purchase and sale pursuant to this Section 10.7(b)(ii) does not close due to the default of the Proposer, in which event the Responding Member’s Buy-Sell Deposit shall be refundable to the Responding Member. Notice of election to purchase shall be addressed to the Proposer and shall set forth the time and place of closing which, unless otherwise agreed, shall be at the office of the Company, during usual business hours within sixty (60) days after the date of the giving of the notice of election under this Section 10.7(b)(ii) to the Proposer. The Responding Member’s Buy-Sell Deposit shall be credited against the total purchase price for the Entire Interest being purchased pursuant to this Section 10.7(b)(ii); provided, however, that, if the closing shall fail to occur because of a default by the Responding Member, subject to the provisions of this Section 10.7(b)(ii) concerning refundability of the deposit, the Proposer shall have the right to retain the Responding Member’s Buy-Sell Deposit as liquidated damages, it being agreed that in such instance the Proposer’s actual damages would be difficult, if not impossible, to ascertain.

(c) The purchase and sale pursuant to Section 10.7(b)(i) or (ii) shall take place within forty-five (45) days following the Responding Member’s election pursuant to Section 10.7(b). The closing shall take place during normal business hours at the office of the Company. Failure of the Responding Member to respond to the Sale Proposal within the forty-five (45) day period referenced in Section 10.7(b) shall be deemed an election to sell its Entire Interest under Section 10.7(b)(i). Each Member shall pay a portion of any transfer or similar taxes due in connection with the sale of an Entire Interest under this Section 10.7 in proportion to their respective Percentage Interest.

10.8 Provisions Generally Applicable to Sales. The following provisions shall be applicable to sales under Sections 10.7 and/or 13.2, as indicated:

(a) If, as permitted under the provisions of Section 10.7, either party (the “Offering Party”) makes an offer (the “10.7 Offer”) to the other party (the “Other Party”) to purchase its Entire Interest, the purchase price (the “Reply Price”) payable by the Other Party to the Offering Party, if the Other Party exercises its election to purchase the Entire Interest of the Offering Party shall be determined as follows:

(i) In the event this Section 10.8(a) is triggered in the context of Section 10.7, there shall be determined the “Value” of the Company, after payment of debts, liabilities and expenses, based upon the amount of the 10.7 Offer. The Value shall equal the total amount which would have been available for distribution and payment by the Company to all of the Members under Section 9.4, after payment of debts, liabilities and expenses under Sections 13.5(a) and 13.5(b), if the Property were sold for the price set forth in the 10.7 Offer.

(ii) After determining the Value, there shall then be determined the amount which would have been distributable and payable to the Offering Party under Section 9.4 if all of the Company’s Property had been sold for an amount equal to the Value, plus all debts, liabilities and expenses of the Company referenced above. Such amount which would have been distributable to the Offering Party equals the Reply Price.

(b) For purposes of any sale of an Entire Interest of a Member, the purchase price associated with such sale shall be adjusted to reflect assets and liabilities of the Company not reflected in the Company’s financial statements available to all Members at the time of the notice of election (the “Notice Date”). The purchase price, as so adjusted, shall be determined ten (10) Business Days prior to closing and shall be subject to such post-closing adjustments as the circumstances may require. The purchase price, as so adjusted, shall be paid, at the selling Member’s option, in cash, by certified check drawn to the order of the selling Member, or by wire transfer of immediately available funds to the seller’s account. All prorations of real estate taxes, rents and other items to be prorated shall be made as of the date of sale. All transfer taxes, title insurance policies, surveys and recording fees shall be paid for by the party usually charged with such payment under local custom.

(c) On payment of the purchase price for an Entire Interest, the purchasing Member shall, at its option, either (i) deliver a release of the selling Members from all liability, direct or contingent, by all holders of all Company debts, obligations or claims against the Company for which any Member is or may be personally liable, except for any debts, obligations or claims which are fully insured by public liability insurer(s) acceptable to the selling Members, or (ii) cause all such debts, obligations or claims to be paid in full at the closing, or (iii) deliver to the selling Members an agreement in form and substance satisfactory to the selling Members to defend, indemnify and save the selling Members harmless from any actions, claims or loss arising from any debt, obligation or claim of the Company arising prior to date of sale. The Company shall provide the Members such tax information and reporting as may be required by the Members in connection with such sale within a reasonable period following such sale.

(d) All Members (including the selling Members) shall be entitled to any distributions of Operating Cash Flow from the Company made prior to the closing.

(e) If the Property is damaged by fire or other casualty, or if any entity possessing the right of eminent domain shall give notice of an intention to take or acquire a substantial part of the Property, and such damage occurs, or such notice is given, between the Notice Date and the closing date of the purchase of an Entire Interest in the Company, the following shall apply:

(i) If the Property is damaged by an insured casualty not to exceed five hundred thousand dollars ($500,000) (or an uninsured casualty not resulting in damage in excess of fifty thousand dollars ($50,000)) or if the taking or acquisition shall not result in a substantial (in excess of two percent (2%)) reduction in the income producing capacity of the Property, then the purchasing Member shall be required to complete the transaction and accept an assignment of the insurance or condemnation proceeds.

(ii) If the Property is damaged by an uninsured casualty resulting in damage in excess of fifty thousand dollars ($50,000), or if the taking or acquisition shall result in a substantial (in excess of two percent (2%)) reduction in the income producing capacity of the Property, or if there is an insured casualty in excess of $500,000, then the purchasing Member shall have the option (to be exercised within 30 days from the date of the occurrence of the casualty or receipt of the notice of condemnation) to either (x) accept the Property in an “as is” condition together with any insurance proceeds, settlements and awards, or (y) cancel the purchase and have its deposit returned.

In the event that the taking or acquisition shall result in a substantial reduction in the income producing capacity of the Property, notwithstanding the election of the purchasing Member pursuant to subparagraph (ii) above, CNL or Daniel, in its capacity as selling Member, as applicable, shall also have the right to cancel the purchase within fifteen (15) days from the date of the receipt of the notice of condemnation. In the event that the purchase is canceled by either Member pursuant to the above provisions, the terms of this Agreement shall remain in effect and continue to be binding on the parties.

(f) At the closing of the sale of the Entire Interest of a Member, the selling Members shall execute an assignment of its interest in the Company, free and clear of all liens, encumbrances and adverse claims, which assignment shall be in form and substance reasonably satisfactory to the purchasing Member, and such other instruments as the purchasing Member shall reasonably require to assign the Entire Interest of the selling Members to such person or entity as the purchasing Member may designate. For any sale or transfer under this Article 10, the purchasing Member may designate the assignee of the Entire Interest, which assignee need not be an Affiliate of the purchasing Member, subject to the other Members’ reasonable consent.

(g) In the event of a purchase and sale pursuant to Section 13.2, the Company shall be dissolved and terminated as of the closing date of the sale, and on the closing date the Members shall execute and file a Certificate of Cancellation of the Company’s Certificate of Formation. The Members shall cooperate in taking all steps necessary in connection with the dissolution and termination of the Company.

(h) It is the intent of the parties to this Agreement that the requirements or obligations, if any, of one Member to sell its Entire Interest to another Member shall be enforceable by an action for specific performance of a contract relating to the purchase of real property or an interest therein. In the event that the selling Member(s) shall have created or suffered any unauthorized liens, encumbrances or other adverse interests against either the Property or the selling Member’s interest in the Company, the purchasing Member shall be entitled either to an action for specific performance to compel the selling Member(s) to have such defects removed, in which case the closing shall be adjourned for such purpose, or, at the purchasing Member’s option, to an appropriate offset against the purchase price, which offset shall include all reasonable costs associated with enforcement of this Section.

(i) Each Member agrees that it will negotiate in good faith a purchase and sale agreement in the event of an election by a Member to purchase the other Member’s Entire Interest within ten (10) business days following the Notice Date.

(j) For purposes of this Section 10.8, all references to a “Member” shall mean Daniel or CNL as the context permits and all references to “the Members” shall mean Daniel, and/or CNL as the context permits.

10.9 Compliance with ERISA and State Statutes on Governmental Plans.

(a) Not less than five (5) Business Days before each transfer of a direct or indirect interest in any Member (other than CNL), such Member shall cause the proposed transferee to deliver to CNL a certification in substantially the form of Exhibit F attached hereto and made a part hereof.

(b) On the closing or consummation of a Member Loan:

(i) Daniel shall deliver to CNL a certification in substantially the form of Exhibit F; and

(ii) CNL shall deliver to Daniel a certification in substantially the form of Exhibit F.

(c) Anything else in this Agreement contained to the contrary notwithstanding, CNL shall have up to fifteen (15) days following a purchase or other acquisition the receipt by it of a certification by a Member or a proposed transferee provided for in this Section 10.9 to notify such Member that it has determined that a proposed transfer by such Member of its Entire Interest or a proposed transfer of the Property would result in a transfer to a person other than an Acceptable Person and/or in a Plan Violation. If CNL notifies such Member that any such proposed transaction would constitute a Plan Violation, then the proposed transaction shall not be consummated and any attempt to do so shall be void. If, within such fifteen (15) day period, CNL notifies such Member that it has determined that no Plan Violation will result from the proposed transaction, then the proposed transaction may be consummated; provided, however, that such transaction must be consummated no later than the twentieth (20th) day after the delivery to such Member by CNL of a notice that it has determined the proposed transaction will not result in a Plan Violation or the expiration of the fifteen (15) day period referred to in this Section 10.9(d), as the case may be. Additionally, in the event that any certification by CNL or a Member or a proposed transferee contains a material misrepresentation or omission, then, in such event, notwithstanding CNL’s or such Member’s lack of objection or deemed lack of objection thereto, the proposed transaction shall not be consummated and, if it is consummated, such transaction shall be void. Each (i) breach of representation or warranty given in connection with this Section 10.9, and (ii) violation of this Section 10.9, or of any other provision of this Agreement or the Purchase Agreement relating to ERISA or Plan Violations will constitute a default entitling any Member not in such violation to terminate this Agreement.

(d) Each Member shall indemnify CNL and defend and hold CNL harmless from and against all loss, cost, damage and expense that CNL may incur, directly or indirectly, as a result of a (i) default by such Member under this Section 10.9, (ii) a breach of a representation or warranty given by such Member under this Section 10.9, or (iii) any material misstatement or omission in a certification by such Member or proposed transferee of such Member which is given to CNL pursuant to this Section 10.9. The liability, excise taxes, penalties, interest, loss, cost, damage and expense will include attorney’s fees and costs incurred in the investigation, defense and settlement of claims and losses incurred in

(i) correcting any Plan Violation,

(ii) the sale of a prohibited Company interest, or

(iii) obtaining any individual exemption for a Plan Violation that may be required, in CNL’s sole discretion. This indemnity shall survive (x) the sale of the Property or of the indemnifying Member’s Entire Interest and (y) termination of this Agreement.

(e) The Company will not enter into any agreements, or suffer any conditions, that CNL determines, in its reasonable judgment, would result in a Plan Violation. At any Member’s request, CNL shall deliver a written notice of each such determination to such Member together with an explanation of the reasons for the determination.

(f) Upon any Member’s reasonable request, the Members agree to cooperate with each other’s efforts to discover and correct Plan Violations.

ARTICLE 11. DISSOLUTION OR BANKRUPTCY OF A MEMBER

11.1 Dissolution or Merger. If Daniel shall be dissolved, or merged with or consolidated into another corporation or other entity, or if all or substantially all of its assets shall be sold, or transferred, then, unless such dissolution, merger, consolidation, sale or transfer is expressly permitted under Article 10, such dissolution, merger, consolidation, sale or transfer shall, at CNL’s election, be a dissolution of the Company, and CNL shall be the “Liquidating Member” in the dissolution of the Company. If CNL shall be dissolved, or merged with or consolidated into another corporation or other entity, or if all or substantially all of its assets shall be sold, or transferred, then unless such dissolution, merger, consolidation, sale or transfer is expressly permitted under Article 10, such dissolution, merger, consolidation, sale or transfer shall, at Daniel’s election, be a dissolution of the Company, and Daniel shall be the “Liquidating Member” in the dissolution of the Company.

11.2 Bankruptcy, etc. In the event:

(a) any Member shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or seek any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under the present or any future Federal bankruptcy code or any other present or future applicable Federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or its interest in the Company (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment); or

(b) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy code or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and said Member shall acquiesce in the entry for such order, judgment or decree (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge such order, judgment or decree within ten (10) days after the entry of the order, judgment or decree) or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90)

days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of said Member’s property or its interest in the Company shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive); or

(c) any Member shall admit in writing its inability to pay its debts as they mature; or

(d) any Member shall give notice to any governmental body of insolvency, or pending insolvency, or suspension or pending suspension of operations; or

(e) any Member shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

then such event shall, at the election of any other Member, cause the dissolution of the Company and such electing Member shall be the Liquidating Member.

11.3 Reconstitution. Notwithstanding the provisions of Section 11.1 and 11.2, at any time there is only one Member, such remaining Member may, within ninety (90) days of any event described in this Article 11, elect to (a) continue the Company or (b) transfer the assets of the Company to a newly organized entity and accept ownership interests in such entity in exact proportion to its interests in the Company at the time of dissolution. An appropriate amendment to or cancellation of the Certificate of Formation and all other filings required by law shall be made in accordance with any action taken pursuant to this Section 11.3.

ARTICLE 12. CROSS-DEFAULT

Any termination for Cause by the Managing Member of the delegation of authority given to Daniel as the Operating Member in accordance with Section 6.7 of this Agreement shall give CNL, in its sole and absolute discretion, the right to terminate the Developer as developer under the Development Agreement, and any termination of Developer as developer pursuant to the terms of the Development Agreement shall give CNL the right to terminate the delegation of authority given to Daniel as Operating Member in accordance with Section 6.7 of this Agreement.

ARTICLE 13. DISSOLUTION

13.1 Winding Up by Members. Upon dissolution of the Company by expiration of the term hereof, by operation of law, by any provision of this Agreement or by agreement between the Members, the Company’s business shall be wound up and all its assets distributed in liquidation. In such dissolution, except as otherwise expressly provided in Articles 10 or 11, the Members shall be co-Liquidating Members and shall continue to act by Member Consent. In such event the Members shall have rights acting by Member Consent to wind up the Company and shall proceed to cause the Company’s property to be sold and to distribute the proceeds of sale as provided in Section 13.5. Except in respect of (i) all assets on which a single, non-severable mortgage or other lien will be in effect after such distribution, and (ii) any assets which the Members shall determine are not readily severable or distributable in kind, the

Members, to the extent that liquidation of such assets is not required to fulfill the payments, if any, under subsections (a) and (b) of Section 13.5 and Section 9.4(a) shall, if they agree, have the right to distribute, in kind, all or a portion of the assets of the Company to the Members.

13.2 Winding Up by Liquidating Member.

(a) In a dissolution pursuant to either Section 4.5(d)(iii) or Articles 10 and 11, the Liquidating Member shall be as therein provided and such Liquidating Member shall have the right to:

(i) Wind up the Company and cause the Company’s assets to be sold and the proceeds of sale distributed as provided in Section 13.5; or

(ii) Notwithstanding anything to the contrary contained in this Agreement, cause the assets of the Company to be appraised in accordance with Section 13.2(b) and at its option, purchase the Entire Interests of the other Members in accordance with Section 13.2(b).

(b) (i) The Liquidating Member, within 30 days after the commencement of the dissolution of the Company, or the Non-Failing Member at any time during the period set forth in Section 4.5 (such Member giving the notice being referred to herein as the “Electing Member”) may give notice (the “Appraisal Notice”) to the other Members electing to have the “Fair Market Value” of the Company’s assets determined by appraisal pursuant to Section 13.2(b)(ii). The fees and expenses of such appraisers shall be borne by the Company. The Electing Member shall have the option, by notice given to the other Members within 30 days after receipt of the determination of “Fair Market Value” pursuant to Section 13.2(b)(ii), to purchase each other Member’s Entire Interest at a price equal to the amount which would have been distributable and payable to the other Member in accordance with the provisions of Section 9.4 if all of the Company’s assets had been sold for an amount equal to such appraised value and any debts, liabilities and expenses which would have been payable by the Company pursuant to Sections 13.5(a), (b) and Section 9.4 out of the proceeds of such sale were deducted in determining the appraised value. Such option may be exercised by the Electing Member within forty-five (45) days after receipt of the determination of “Fair Market Value” pursuant to Section 13.2(b)(ii) by notice to the other Members. If after the receipt of the determination of “Fair Market Value” pursuant to Section 13.2(b)(ii), the Electing Member elects not to exercise the option to purchase the other Members’ Entire Interests pursuant to this Section, then the Electing Member shall have all of its rights under Section 4.5 or this Section 13.2, as applicable, as if the Appraisal Notice had not been given. All of the provisions of Section 10.8 shall apply to a purchase under this Section 13.2(b), except that for the purposes of this Section 13.2(b), any adjustments required pursuant to Section 10.8 shall be applicable to any events and/or liabilities or income which were not included in determining the Fair Market Value.

(ii) If the fair market value (the “Fair Market Value”) of the assets of the Company is required for purposes of Section 13.2(b)(i), such Fair Market Value, if not otherwise agreed upon by the Members, shall be determined as set forth in this Section 13.2(b)(ii). All appraisers referred to herein shall be real estate appraisers which are members of the Chapter of the American Institute of Real Estate Appraisers for the state in which the

Property is located for at least seven (7) years. As used herein, Fair Market Value is the fair market value of all the assets of the Company. Each of CNL and Daniel shall select one (1) appraiser. In the event that either party fails to select an appraiser within thirty (30) days after notice of the exercise of an option or election requiring a valuation, then such party’s appraiser shall be selected by the other party from a list of no fewer than five (5) appraisers compiled and approved by Member Consent (the “List”). After the selection, each appraiser shall independently determine the gross fair market value of the assets of the Company. If the separate appraisals differ, the Members shall have a period of ten (10) days after receipt of the appraisals to agree on the Fair Market Value. In the event the Members cannot agree on the Fair Market Value in accordance with the preceding sentence, the two appraisers referred to therein shall within ten (10) days after the expiration of the ten day period described in the preceding sentence select a third appraiser. In the absence of such a selection, the third appraiser shall be selected by the Chapter of the American Institute of Real Estate Appraisers for the state in which the Property is located. The third appraiser shall decide which of the two appraisals established by the appraisers in accordance with this Section constitutes the Fair Market Value, and such decision shall be conclusive and binding on all Members.

13.3 Offset for Damages. In the event of dissolution resulting from an event described in Article 11, the Liquidating Member shall be entitled to deduct from the amount payable to the other Member pursuant to Section 13.2(a) or (b), Section 13.4 or Section 13.5, the amount of damages, including reasonable attorneys’ fees and disbursements, incurred by the Liquidating Member proximately resulting from any such event, only if and as established by a court order.

13.4 Distributions of Operating Cash Flow. Subject to Section 13.5 hereof as to proceeds of liquidation, upon the dissolution of the Company for any reason during the period of liquidation and until termination of the Company, the Members shall continue to receive the Operating Cash Flow and to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement.

13.5 Distributions of Proceeds of Liquidation. For purposes of this Section 13.5, “proceeds of liquidation” shall equal cash available for distribution, net of debts secured by liens on the Property, provided that neither the Company nor the Members shall be personally liable on, or they shall be released from, such debts. The proceeds of liquidation shall be applied in the following order of priority:

(a) First. To the payment of:

(i) debts and liabilities of the Company, except Member Loans, and

(ii) expenses of liquidation.

(b) Second. To the setting up of any reserves which the Liquidating Member or Members, as the case may be, may deem necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. Such reserves may be deposited by the Company in a bank or trust company acceptable to the Liquidating Member or Members, as the case may be, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Liquidating Member or Members, as the case may be, shall deem advisable, distributing the balance, if any, thereafter remaining, in a manner hereinafter provided.

(c) Third. Any balance remaining shall be paid and distributed as provided in Section 9.4.

13.6 Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses normally attendant upon a liquidation.

13.7 Financial Statements. During the period of winding up, the Company’s then independent certified public accountants shall prepare and furnish to each of the Members, until complete liquidation is accomplished, all the financial statements provided for in Section 7.1.

13.8 Restoration of Deficit Capital Accounts. At no time during the term of the Company shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to another Member or to any other person to restore such deficit balance.

ARTICLE 14. MEMBERS

14.1 Liability. A Member shall not be personally liable for the debts, liabilities or obligations of the Company, except to the extent provided in the Act, including for distributions received in violation of the Act or which are otherwise required to be returned pursuant to the terms of the Act.

ARTICLE 15. NOTICES

15.1 In Writing; Address. All notices, elections, offers, acceptances, demands, consents, waivers of condition and reports (collectively “notices”) provided for in, permitted under, required under or to be effective under, this Agreement shall be in writing and shall be given to the Company, CNL or Daniel at the address set forth below or at such other address as the Company or any of the parties hereto may hereafter specify in writing.

CNL:	GGT Daniel Holdings, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801
Attention: Rosemary Q. Mills, Chief Financial Officer
Attention: Scott Hall

with a copy to:	GGT Daniel Holdings, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Holly J. Greer, General Counsel

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 450 South Orange Avenue, Suite 200 Orlando, Florida 32801 Attention: Joaquin E. Martinez, Esq.

Daniel:	Daniel Haywood, LLC 3660 Grandview Parkway Suite 100 Birmingham, AL 35243 Attention: Scott Pulliam

with a copy to:	Burr & Forman LLP 420 N. 20th Street, Suite 3400 Birmingham, Alabama 35203 Attention: Gail L. Mills, Esq.

All notices hereunder shall be in writing to be deemed effective and shall be deemed sufficiently given or served for all purposes when delivered (i) by personal service or courier service, and shall be deemed given on the date when signed for or, if refused, when refused by the person designated as an agent for receipt of notices, (ii) by nationally-recognized overnight courier that produces a receipt of delivery and shall be deemed given when placed into the hands of such courier for delivery on the next business day or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office and if so mailed, then such notice or other communication shall be deemed to have been received by the addressee on the third business day following the date of such mailing. For purposes hereof, notices may be given by the parties hereto or by their attorneys identified above.

A copy of any notice or any written communication from the Internal Revenue Service to the Company shall be given to each Member at the addresses provided for above.

15.2 Copies. A copy of any notice, service of process, or other document in the nature thereof, received by either Member from anyone other than the other Member and pertaining to the Company or the Property, shall be delivered by the receiving Member to the other Member as soon as practicable.

ARTICLE 16. MISCELLANEOUS

16.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions. All approvals of either party hereunder shall be in writing.

16.2 Interpretation. This Agreement and the rights and obligations of the Members hereunder shall be interpreted in accordance with the laws of the State of Delaware.

16.3 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company.

16.4 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

16.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

16.6 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

16.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

16.8 Confidentiality. The terms and provisions of this Agreement shall be kept confidential and shall not, without the other Members’ prior written consent (which shall not be unreasonably withheld), be disclosed in writing by a Member or by a Member’s agents, managers, members, representatives and employees to any person or entity, except to the extent required by law, and to existing or prospective construction lenders, contractors, tenants, or investors in a Member, accountants of a Member or CNL therein and other advisors to a Member, in each case to the extent each of such parties is bound by a confidentiality obligation substantially on the terms set forth in this Section, and except to the extent reasonably necessary to accomplish the transaction contemplated hereby. No publicity, media communications, press releases or other public announcements concerning the terms and provisions of this Agreement or the transactions contemplated hereby shall be issued or made by any Member without the prior written consent of the other Members, which consent shall not be unreasonably withheld, conditioned or delayed, except if a Member is required to make a public announcement or disclosure under applicable law, in which case such Member shall provide the other Members with the form and content of such disclosure within a reasonable amount of time prior to its release (to the extent possible under the circumstances) and shall consider in good faith all comments provided by the other Members; provided, however, that CNL shall not be required to provide copies of disclosures to be made or proposed to be made by CNL in periodic reports and other filings required by the applicable federal securities laws.

16.9 Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by all parties, provided, however, that the Members shall agree to any amendments of this Agreement reasonably required by CNL in order to comply with ERISA or related provisions of the Code which do not adversely affect the economic or voting interests of the other Members hereunder and any amendments reasonably required by CNL in order to comply with REIT requirements; provided, that CNL will pay for all reasonable costs and expenses (including reasonable attorneys’ fees) of the other Members related to any such amendments.

16.10 Exhibits. All exhibits and schedules annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits or schedules shall be deemed to refer to and include all such exhibits or schedules.

16.11 Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

16.12 Qualification in Other States. In the event the business of the Company is carried on or conducted in any locations in addition to the state in which the Property is located, then the Members agree that the Company shall exist under the laws of each state or district in which business is actually conducted by the Company, and they severally agree to execute such other and further documents as may be required or requested in order that the Members legally may qualify the Company in such states and districts to the extent possible. A Company office or principal place of business in any state or district may be designated from time to time by Member Consent.

16.13 Forum. Any action by one or more Members against the Company or by the Company against one or more Members which arises under or in any way relates to this Agreement, actions taken or failed to be taken or determinations made or failed to be made by the Members or relating to the Company including transactions permitted hereunder or otherwise related in any way to the Company, may be brought only in the state courts of the State of Florida or the United States District Court for the Middle District of Florida. Each Member hereby consents to the jurisdiction of such courts to decide any and all such actions and to such venue.

16.14 No Brokerage. The Members represent and warrant to each other that they have not dealt with any brokers, investment bankers, consultants or other third parties in the negotiation of this Agreement and the transactions contemplated herein. The Members further agree to indemnify, defend and hold each other harmless from and against any liability, claim, damage, cost or expense (including reasonable attorney’s fees) arising out of or in connection with the claims for commissions or any other fees due in connection with this Agreement and the transactions contemplated herein arising from such Member’s actions.

16.15 Tax Compliance. Daniel represents and warrants that (i) Daniel is wholly-owned by Daniel Realty Company, LLC, an Alabama limited liability company, the only manager is Daniel Management Corporation and the only voting member is Daniel Realty Company, LLC;

(ii) Daniel is classified as a disregarded entity for Federal income tax purposes, and (iii) Daniel’s U.S. employer identification number is 47-1788115. Except with respect to permitted transfers under Section 10.2, Daniel covenants that it will not take or allow any action (or fail to take any action, as the case may be) that would cause the representations in this Section 16.15 to fail to be true throughout the term of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Daniel:

DANIEL HAYWOOD, LLC,
an Alabama limited liability company

	By:	R. Scott Pulliam
	Name:	R. Scott Pulliam
	Title:	SVP

CNL:

GGT DANIEL HOLDINGS, LLC,
a Delaware limited liability company

	By:	Erin M. Gray
	Name:	Erin M. Gray
	Title:	Vice President

EXHIBIT A

Names and Interests of Members	Percentage Interest	Initial Capital Contribution	Maximum Initial Capital Contributions

GGT Daniel Holdings, LLC	90%	$4,464,331.46	$9,641,043.00

Daniel Haywood, LLC	10%	$496,036.83	$1,071,227.00

TOTALS:	100%	$4,960,368.29	$10,712,270.00

*	The Members agree that to the extent that the amount of the final Project Budget is reduced from that of the Project’s “concept budget” due to savings in the Construction Contract’s guaranteed maximum price, the aggregate initial capital contribution of each of CNL and Daniel will be adjusted downward on a pro-rata basis to reflect such reduction.

EXHIBIT B

Description of Land

INTENTIONALLY OMMITTED

EXHIBIT C

Development Agreement

INTENTIONALLY OMMITTED

EXHIBIT D

Management Agreement

INTENTIONALLY OMMITTED

EXHIBIT E

Insurance Certificates

INTENTIONALLY OMMITTED

EXHIBIT F

Member ERISA Certificate

INTENTIONALLY OMMITTED

EXHIBIT F

CNL ERISA Certificate

INTENTIONALLY OMMITTED

EXHIBIT G

PROJECT BUDGET

INTENTIONALLY OMMITTED

EXHIBIT H

PRE-DEVELOPMENT COSTS

INTENTIONALLY OMMITTED